UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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T-Mobile US, Inc.

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T · · Mobile

Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Place: Four Seasons Hotel 99 Union Street Seattle, WA 98101 Date: June 13, 2019 Time: 8:00 a.m. PDT

Agenda:

∎ Elect 12 director nominees named in the Proxy Statement to the Company’s Board of Directors;

∎  Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

∎ Vote on one stockholder proposal, if properly presented at the Annual Meeting; and

∎  Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Record Date: You can vote your shares if you were a stockholder of record at the close of business on April 18, 2019.

YOUR VOTE IS VERY IMPORTANT. Please vote as soon as possible by internet, by telephone or by signing and returning your proxy card if you received a paper copy of the proxy card by mail.

By Order of the Board of Directors,

Timotheus Höttges Chairman of the Board of Directors April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2019

The Proxy Statement and Annual Report to Stockholders are available at

https://t-mobile.com/Proxy2019 and https://www.proxyvote.com.

Proxy Statement Summary	1

Corporate Governance at T-Mobile	4

About the Board of Directors	5

Annual Board and Committee Evaluations	6

How to Communicate with our Board	6

Board Committees and Related Matters	7

Board Risk Oversight	10

Director Compensation	11

Director Nomination, Selection and Qualifications	12

Proposal 1 - Election of Directors	14

Executive Officers	21

Proposal 2 - Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019	23

Pre-Approval Process	23

Fees Paid to PricewaterhouseCoopers LLP	23

Audit Committee Report	23

Proxy Statement Summary

This summary highlights information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

2019 Annual Meeting Information

Date and Time: Thursday, June 13, 2019 at 8:00 a.m. (PDT)	Location: Four Seasons Hotel 99 Union Street Seattle, WA 98101	Record Date: April 18, 2019	Proxy Mail Date: On or about April 26, 2019

How to Vote

By Internet: Visit the website listed on your proxy card	By Phone: Call the telephone number on your proxy card	By Mail: Sign, date and return your proxy card in the enclosed envelope	In Person: Attend the Annual Meeting in Seattle, Washington

Voting:	Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:

Admission to the Annual Meeting is limited to stockholders as of the record date. To be admitted to the Annual Meeting, you must present government-issued picture identification and proof of ownership of T-Mobile stock on the record date. This can be any of the following:

∎ Notice of Internet Availability of Proxy Materials

∎ Admission ticket enclosed with the paper copy of the proxy materials

∎ Legal proxy, account statement or other documentation confirming your T-Mobile stock holdings from the broker, bank or other institution that holds your shares

Annual Meeting Agenda and Vote Recommendations:

Matter		Board Vote Recommendation	Page Reference (for more details)
Proposal 1	Election of Directors	FOR	14
Proposal 2	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019	FOR	23
Proposal 3	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control	AGAINST	54

In this Proxy Statement, “we,” “our,” “us,” “T-Mobile” and the “Company” refer to T-Mobile US, Inc. and the “Annual Meeting” refers to the 2019 Annual Meeting of Stockholders. We first made this Proxy Statement and form of proxy card available to stockholders on or about April 26, 2019.

PROXY SUMMARY STATEMENT

Good Corporate Governance Practices

Governance is real at T-Mobile. In connection with the business combination with MetroPCS Communications, Inc. completed in 2013 (the “Metro Combination”), T-Mobile became a publicly traded company with a significant stockholder, Deutsche Telekom AG (“Deutsche Telekom”). Deutsche Telekom has the right to designate a number of our directors, and as a result, we have stockholder representation on our Board. Directors approach each Board decision with a mindset that is intellectually independent from management. In addition, our Board has structured our corporate governance program to promote the long-term interest of stockholders, strengthen the Board’s and management’s accountability and help build public trust in the Company.

Unclassified Board and Annual Election of Directors	Annual Board and Committee Self-Evaluations

12 Director Nominees	No Poison Pill

Separation of Chairman and Chief Executive Officer Roles	Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director	Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees	Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors	Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and its Committees	Clawback Policy to Recapture Incentive Payments

T-Mobile Had Record Financial Results and Strong Customer Growth in 2018 and Proved, Once Again, That Taking Care of Customers Is Also Good for Stockholders

T-Mobile had record financial results in 2018, including record service revenues, record total revenues, strong net income, record fourth quarter Adjusted EBITDA, strong net cash from operating activities and record free cash flow. We added 7.0 million total net customers in 2018, marking the fifth year in a row of more than 5 million total net customer additions. We ended the year with 79.7 million total customers.

Our customer growth translated into industry-leading revenue growth. Service revenue of $32.0 billion for 2018 grew at 6.1% year over year. Net income of $2.9 billion for 2018 was down 36.3% year over year, due to the impact from the Tax Cuts and Jobs Act (the “Tax Act”), which resulted in an income tax benefit of $2.2 billion in 2017, and grew 22.6% year over year excluding the impact from the Tax Act. Adjusted EBITDA of $12.4 billion grew 10.6% year over year.

As of December 31, 2018, T-Mobile covered more than 325 million people with 4G LTE. Our stock price increased by 285.0% from May 1, 2013 (the first day of trading after the Metro Combination) through December 31, 2018. Looking back three years, our stock price has increased 63.3% (January 4, 2016 through December 31, 2018).

Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

2	T-Mobile 2019 Proxy Statement

PROXY SUMMARY STATEMENT

Executive Compensation Highlights – Paying for Performance

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional individual performance, and, most importantly, maximize stockholder value.

Key Features of Our Executive Compensation Program

What We Do

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

What We Don’t Do

No short-selling, hedging or pledging of Company’s securities

No excise tax gross-ups

No guaranteed increases or bonuses

No plans that encourage excessive risk taking

No single-trigger vesting of equity awards upon a change in control

No significant perquisites

T-Mobile 2019 Proxy Statement	3

Corporate Governance at T-Mobile

T-Mobile Is Committed to Good Corporate Governance

Our corporate governance practices and policies promote the long-term interests of our stockholders, strengthen the accountability of our Board and management and help build public trust.

Our Board has established a boardroom dynamic that encourages meaningful and robust discussions based on each director’s unique and diverse background, resulting in informed decision-making that seeks to maximize stockholder value and promotes stockholder interests. Directors exercise thorough oversight of decisions regarding the Company’s strategy and outlook. The Board regularly reviews developments in corporate governance and updates its practices and governance materials as it deems necessary and appropriate.

Governance Highlights

Unclassified Board and Annual Election of Directors	Annual Board and Committee Self-Evaluations

12 Director Nominees	No Poison Pill

Separation of Chairman and Chief Executive Officer Roles	Stockholder Right to Call Special Meeting and Act by Written Consent

Lead Independent Director	Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Independent Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees	Executive Compensation Driven by Pay for Performance

Regular Executive Sessions of Independent Directors	Stock Ownership Guidelines for Executive Officers and Directors

Comprehensive Risk Oversight by the Board and Its Committees	Clawback Policy to Recapture Incentive Payments

Key Governance Materials

Certificate of Incorporation	Charter for Each Board Committee

Bylaws	Code of Business Conduct

Corporate Governance Guidelines	Code of Ethics for Senior Financial Officers

Stockholder’s Agreement	Speak Up Policy (f.k.a. Whistleblower Protection Policy)

These documents are available under the “Governance” section of our website at http://investor.t-mobile.com or are listed as exhibits to the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

4	T-Mobile 2019 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

ABOUT THE BOARD OF DIRECTORS

Governance Framework and Code of Business Conduct

Our Board has adopted Corporate Governance Guidelines that, together with our certificate of incorporation, our bylaws and the Stockholder’s Agreement with Deutsche Telekom, provide a framework for the effective governance of the Company.

The Board also adopted our Code of Business Conduct, which establishes the standards of ethical conduct applicable to our directors, officers and employees. In addition, we have a Code of Ethics for Senior Financial Officers. In the event of a waiver by the Board of any Code of Business Conduct or Code of Ethics for Senior Financial Officers provisions applicable to directors or executive officers, we will promptly disclose the Board’s actions on our website.

Our Board and Director Independence

Our Board consists of 12 directors, two of whom are currently employed by the Company. Pursuant to our certificate of incorporation and the Stockholder’s Agreement, Deutsche Telekom has certain rights to designate director nominees and to have such designees serve on the committees of the Board. See “Transactions with Related Persons and Approval — Transactions with Deutsche Telekom — Stockholder’s Agreement” for more information.

We Are a Controlled Company with Certain Exemptions

Since Deutsche Telekom beneficially owns a majority of our outstanding stock (approximately 63.0% as of March 31, 2019), we are deemed a “controlled company” under the NASDAQ Stock Market LLC (“NASDAQ”) rules. These rules exempt “controlled companies,” like us, from certain corporate governance requirements, including: (i) that a majority of our Board be independent, (ii) that our Nominating and Corporate Governance Committee be composed entirely of independent directors, and (iii) that our Compensation Committee be composed entirely of independent directors. In addition, we rely on the exemption for controlled companies from NASDAQ rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act that relate to compensation committee member independence and compensation committee consultants.

Director Independence

On an annual basis, our Board evaluates the independence of each director, including nominees for election to the Board, in accordance with NASDAQ rules and our Corporate Governance Guidelines. For certain types of relationships, NASDAQ rules require us to consider a director’s relationship with the Company, and also with any parent or subsidiary in a consolidated group with the Company, which includes Deutsche Telekom and its affiliates. Each of the following directors or director nominees is an “independent director” under NASDAQ rules and our Corporate Governance Guidelines:

∎ Srikant M. Datar*	∎ Kelvin R. Westbrook*
∎ Lawrence H. Guffey	∎ Teresa A. Taylor*
∎ Olaf Swantee

*	The Board has determined that each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under NASDAQ and SEC rules.

Board Leadership

Our Chairman and Our Chief Executive Officer Roles Are Separated

We believe that separating the roles of Chief Executive Officer and Chairman of the Board is appropriate for the Company and in the best interests of the Company and its stockholders at this time. Timotheus Höttges, Deutsche Telekom’s Chief Executive Officer, is the Chairman of the Board. Key responsibilities of our Chairman include:

∎	Managing the overall Board function
∎	Chairing all regular sessions of the Board
∎	Establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management as appropriate
∎	Assisting in establishing, coordinating and reviewing the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees

The separation of the offices allows Mr. Höttges to focus on management of Board matters and allows our Chief Executive Officer to focus on managing our business. Additionally, we believe the separation of the roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer’s performance. The Board believes that its role in risk oversight did not impact the leadership structure chosen by the Board.

We Have a Lead Independent Director

Our Board has also chosen to appoint a lead independent director. Teresa A. Taylor is our current lead independent director. Key responsibilities of our lead independent director include:

∎	Coordinating the activities of our independent directors
∎	Calling and presiding over the executive sessions of the independent directors
∎	Functioning as a liaison between the independent directors and the Chairman of the Board and/or the Chief Executive Officer
∎	Providing input on the flow of information to the Board, including the Board’s agenda and schedule

Board Meetings and Director Attendance

Our Board meets regularly throughout the year. Committees typically meet the day prior to the Board meeting, and depending on the schedule of the Board meeting, the Audit Committee holds additional meetings in connection with quarterly earnings. Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as the Annual Meeting of Stockholders. At each regularly scheduled Board meeting (or more frequently if necessary), time is set aside for executive sessions where outside (non-management) directors meet without management present. In addition, our Corporate Governance Guidelines require the independent directors to meet at least twice each year in executive session, with the lead independent director presiding at such executive session.

∎	Our Board met 10 times during 2018
∎	Each director attended at least 75% of the total number of meetings of the Board and Board committees on which he or she served
∎	All directors who then served on the Board, other than one, attended our 2018 Annual Meeting of Stockholders

T-Mobile 2019 Proxy Statement	5

CORPORATE GOVERNANCE AT T-MOBILE

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Nominating and Corporate Governance Committee oversees the annual Board and committee self-evaluation process. In 2018, the Committee engaged an outside consultant to coordinate and provide insight on the annual self-evaluation process.

The Board is committed to a comprehensive self-evaluation process to review the Board’s and each committee’s overall effectiveness.

Noted below are the high-level steps of the Board and Committee self-evaluation process.

Board Evaluation Process

STEP 1 Begin Evaluation Process The Chair of the Nominating and Corporate Governance Committee initiates, with the assistance of the Corporate Secretary, the annual evaluation process by engaging an outside evaluation consultant STEP 2 Evaluation Working closely with management, the outside consultant distributes comprehensive questionnaires to each director soliciting feedback on the Board's and each relevant Committee's effectiveness, covering topics such as: Strategic Oversight Scope & Content of Presentations Risk Management Succession Planning STEP 3 Analysis The outside consultant reviews the responses and prepares an executive summary for the Board and each Committee, which includes an overview of director responses and guidance on any material issues. The Chair of the Nominating and Corporate Governance Committee reviews the reports together with management and works directly with the consultant to evaluate the findings. STEP 4 Results and Findings The Nominating and Corporate Governance chair, with assistance from the outside consultant, presents the results and findings to the Board. Each committee reviews the committee results and findings. STEP 5 Follow Up Results requiring additional consideration are addressed at subsequent board and committee meetings and reported back to the Board, where appropriate. STEP 1 Begin Evaluation Process The Chair of the Nominating and Corporate Governance Committee initiates, with the assistance of the Corporate Secretary, the annual evaluation process by engaging an outside evaluation consultant. STEP 2 Evaluation Working closely with management, the outside consultant distributes comprehensive questionnaires to each director soliciting feedback on the Board's and each relevant Committee's effectiveness, covering topics such as: Strategic Oversight Scope & Content of Presentations Risk Management Succession Planning STEP 3 Analysis The outside consultant reviews the responses and prepares an executive summary for the Board and each Committee, which includes an overview of director responses and guidance on any material issues. The Chair of the Nominating and Corporate Governance Committee reviews the reports together with management and works directly with the consultant to evaluate the findings. STEP 4 Results and Findings The Nominating and Corporate Governance chair, with assistance from the outside consultant, presents the results and findings to the Board. Each committee reviews the committee results and findings. STEP 5 Follow Up Results requiring additional consideration are addressed at subsequent board and committee meetings and reported back to the Board, where appropriate.

HOW TO COMMUNICATE WITH OUR BOARD

You may contact the Chairman of the Board, the Board as a whole, the lead independent director, or any individual director as follows:

T-Mobile US, Inc. The Board of Directors c/o Corporate Secretary 12920 SE 38th Street Bellevue, Washington 98006

After receipt, communications will generally be forwarded to the Chairman of the Board, the whole Board, the lead independent director or specific directors as the Corporate Secretary deems appropriate based on the content of, and the matters raised in, the communications. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded. Responses to letters and any communications that are excluded are maintained by the Company and are available to any director upon request.

6	T-Mobile 2019 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

BOARD COMMITTEES AND RELATED MATTERS

Our Board has four standing committees: Audit, Compensation, Executive, and Nominating and Corporate Governance. The Board makes committee and committee chair assignments annually at its meeting immediately following the Annual Meeting of Stockholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties, without consulting with or obtaining the approval of the Board or the Company. A copy of the charter for each standing committee can be found on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab.

Audit Committee

Chair: Srikant M. Datar Additional Members Teresa A. Taylor Kelvin R. Westbrook Meetings Held in 2018: 11

As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

∎ Assist the Board in oversight of the integrity of the Company’s financial statements and the financial reporting process, disclosure controls and procedures and internal audit functions

∎ Directly appoint, compensate and retain our independent auditor, including the evaluation of the independent auditor’s qualifications, performance and independence

∎ Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services

∎ Discuss the Company’s risk assessment and risk management policies, as well as annually review the implementation and effectiveness of our compliance and ethics programs

∎ Develop and oversee compliance with the Code of Ethics for Senior Financial Officers and the Code of Business Conduct for all employees, officers and directors

∎ Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

∎ Review and approve all related person transactions pursuant to the Company’s Related Person Transaction Policy

Our Board has determined that each member of the Audit Committee meets all of the requirements for audit committee members under applicable NASDAQ rules and each of Messrs. Datar and Westbrook is an “audit committee financial expert” as defined in applicable SEC rules.

T-Mobile 2019 Proxy Statement	7

CORPORATE GOVERNANCE AT T-MOBILE

Compensation Committee

Chair: Kelvin R. Westbrook

Additional Members

Lawrence H. Guffey

Dr. Christian P. Illek

Raphael Kübler

Olaf Swantee

Meetings Held in 2018: 6

Section 16 Subcommittee:

Lawrence H. Guffey

Kelvin R. Westbrook

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

∎ Review and approve the Company’s executive compensation philosophy and its programs, policies and practices

∎ Review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and determine and approve the Chief Executive Officer’s compensation

∎ Review and approve compensation for the Company’s executive officers

∎ Oversee the development of succession plans for the Chief Executive Officer and senior management

∎ Assist the Board in reviewing the results of any shareholder advisory votes, or responding to other shareholder communications, that relate to executive officer compensation, and consider whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

∎ Review a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

∎ The Section 16 Subcommittee has sole authority to approve all awards granted to the Company’s officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended

The Compensation Committee Has Engaged an Independent Compensation Consultant

The Compensation Committee has retained Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well-recognized employee benefits and compensation consulting firm, as its independent compensation consultant. Mercer assists the Committee in its evaluation of the compensation and benefits provided to the Chief Executive Officer and the other executive officers. Mercer generally attends the Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation as requested by the Compensation Committee. Mercer also updates the Compensation Committee on market trends.

∎	The Compensation Committee determined that Mercer is (and was, during 2018) independent and that its engagement does not (and did not, during 2018) present any conflicts of interest.
∎	Mercer also determined that it was independent from management and confirmed this in a written statement delivered to the Compensation Committee.

During 2018, Mercer provided executive compensation services to the Company. The aggregate fees for such services were approximately $349,500. In addition, Mercer provided services to the Company for investment and benefits consulting and retirement plan consulting. The aggregate fees for such services were approximately $233,000.

Compensation Committee Interlocks and Insider Participation

During 2018, the following individuals served on the Compensation Committee for all or part of the year: Ms. Taylor, Dr. Illek and Messrs. W. Michael Barnes, Thomas Dannenfeldt, Guffey, Kübler, Swantee and Westbrook. No member of the Compensation Committee who served during 2018 was an officer or employee of the Company or any of its subsidiaries during the year, was formerly a Company officer or had any relationship otherwise requiring disclosure as a compensation committee interlock.

8	T-Mobile 2019 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

Executive Committee

Chair: Timotheus Höttges

Additional Members

Lawrence H. Guffey

Dr. Christian P. Illek

Bruno Jacobfeuerborn

Raphael Kübler

Thorsten Langheim

John J. Legere

Meetings Held in 2018: 0*

*Per the Executive Committee’s charter, the Committee meets as often as it determines necessary

As more fully described in its charter, the primary responsibilities of the Executive Committee are to:

∎ Monitor the Company’s operating performance relative to its operating objectives, strategy, plans and actions

∎ Provide management with feedback regarding the Company’s operating objectives, strategy, plans, and actions, as well as the Company’s operating performance

∎ Consider strategic operating goals, opportunities and risks

∎ Recommend changes to the Company’s operating objectives, strategy, plans, and actions for consideration by the Board, as appropriate

Nominating and Corporate Governance Committee

Chair: Teresa A. Taylor Additional Members Lawrence H. Guffey Thorsten Langheim Meetings Held in 2018: 5

As more fully described in its charter, the primary responsibilities of the Nominating and Corporate Governance Committee are to:

∎ Subject to the terms of the Company’s certificate of incorporation and the Stockholder’s Agreement, review, approve and recommend for Board consideration director candidates based on the director selection guidelines then in effect, and advise the Board with regard to the nomination or appointment of such director candidates

∎ Periodically review and make recommendations to the Board regarding the appropriate size, role and function of the Board

∎ Develop and oversee a process for an annual evaluation of the Board and its committees

∎ Monitor the process for preparing agendas for, organizing and running Board meetings (including the occurrence of regular executive sessions) in coordination with the Chairman of the Board and Chief Executive Officer

∎ Recommend to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the chairperson of each such committee

∎ Periodically review the Company’s director orientation program and recommend changes, as appropriate

∎ Monitor, plan and support continuing education activities of the directors

∎ Develop, update as necessary and recommend to the Board corporate governance principles and policies

T-Mobile 2019 Proxy Statement	9

CORPORATE GOVERNANCE AT T-MOBILE

BOARD RISK OVERSIGHT

Management of the Company, including the Chief Executive Officer and other executive officers, is primarily responsible for managing the risks associated with the business, operations, and financial and disclosure controls. Management conducts a quarterly enterprise-wide risk assessment and considers financial, strategic, IT, technology, operational, compliance, legal/regulatory, and reputational risks to the Company. In addition, Management conducts an annual fraud risk assessment. The results of these assessments are considered in connection with the operational, financial, and business activities of the Company.

Management Has Established a Third-Party Risk Management Program

Management has established a centralized Third-Party Risk Management program to evaluate multiple aspects of risk related to doing business with third parties, including, but not limited to, cybersecurity, geopolitical, privacy, financial, anti-corruption, and fourth-party risks.

Management Has Established an Enterprise Risk and Compliance Committee and an Information Security and Privacy Council

The Enterprise Risk and Compliance Committee oversees risk management and compliance activities as a means of bringing risk issues to the attention of senior management. Responsibilities for risk management and compliance are distributed throughout various functional areas of the business, and the Enterprise Risk and Compliance Committee regularly meets and reviews the Company’s activities in these areas.

The Information Security and Privacy Council oversees the strategic governance and prioritization of the Company’s information security and privacy initiatives.

Selective Delegation of Risk Oversight to Committees

While the full Board has overall responsibility for risk oversight, the Board has delegated risk oversight responsibility for certain risks to committees of the Board. On a regular basis, reports of all committee meetings are presented to the Board, and the Board periodically conducts deep dives on key enterprise risks.

Audit Committee

The Audit Committee has primary responsibility for overseeing the Company’s various risk assessment and risk management policies. The Audit Committee considers and discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

To assist the Audit Committee with its risk assessment function, the Senior Vice President, Internal Audit & Risk Management, who serves as the Chief Audit Executive, and the Vice President, Chief Compliance Officer have direct reporting communications channels to the Audit Committee, and have regular meetings with the Audit Committee and/or its members. They provide a quarterly enterprise-wide risk assessment and annual fraud and compliance risk assessments to the Audit Committee and update the Audit Committee on significant issues raised by the Enterprise Risk and Compliance Committee.

The Audit Committee reviews all enterprise risk assessments, provides feedback to executive management and shares the risk assessments with the Board. The Audit Committee also has other responsibilities with respect to the Company’s internal audit and SOX Compliance program, as well as other compliance and ethics programs, as more fully set out in its charter.

Compensation Committee

The Compensation Committee has certain responsibilities with respect to the assessment of risk in connection with our compensation programs. The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. The Company designs the compensation programs to encourage appropriate risk-taking while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

∎	Use of multiple metrics in the annual incentive plan and use of two long-term incentive vehicles (time-based and performance-based) for executive officers
∎	Annual incentive award payouts capped at 200% of target
∎	Performance-based long-term incentive awards capped at 200% of target
∎	Emphasis on long-term and performance-based compensation
∎	Compensation Committee has discretion to reduce incentive awards, as appropriate
∎	Alignment of interests of our executive officers with the long-term interests of our stockholders through stock ownership guidelines that call for significant share ownership by our executive officers
∎	Formal clawback policy applicable to both cash and equity compensation
∎	Generally, long-term incentive awards vest ratably over three years or at the end of a three-year performance period
∎	No excessive perquisites for executive officers

∎	Based on an assessment conducted by management consultant Willis Towers Watson, which was presented to and discussed with the Compensation Committee, management concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee

The Executive Committee reviews and provides guidance to senior management regarding the Company’s strategy, operating plans and operating performance. The Executive Committee also plays a key role in helping the Board perform its risk oversight function by considering strategic operating goals, opportunities and risks.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees Board process and corporate governance-related risks.

10	T-Mobile 2019 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

Our “non-employee directors”—directors who are not employees of the Company or officers or employees of Deutsche Telekom—are eligible to participate in the Company’s non-employee director compensation program, described below. The Compensation Committee periodically reviews the compensation of our non-employee directors. As part of the review, the Compensation Committee engages Mercer to assess our non-employee director compensation program in comparison to our peer group (see “Executive Compensation—Factors Considered in Determining Executive Compensation—Executive Compensation Peer Group” for more information on our peer group). Based on such assessment, the non-employee director compensation program is adjusted as appropriate to ensure alignment with market practices.

Key Features of Our Non-Employee Director Compensation Program

∎	A larger allocation of total director compensation to equity-based compensation rather than cash compensation
∎	All equity-based compensation is subject to a vesting period
∎	Substantial stock ownership guidelines of five times the non-employee director’s annual cash retainer

Elements of Non-Employee Director Compensation	Amount ($)

Annual cash retainer	120,000

Additional annual cash retainer for:

Lead Independent Director	35,000

Audit Committee Chair	50,000

Compensation Committee Chair	25,000

Nominating and Corporate Governance Committee Chair	15,000

Additional Retainer for Audit Committee Members (Other Than Chair)	15,000

Annual award of Restricted Stock Units	195,000

Additional cash amounts for each Board and committee meeting in excess of 10 meetings per year:

In person	2,000

By telephone	1,000

The annual award of restricted stock units (“RSUs”) is made immediately after each Annual Meeting of Stockholders. The RSUs vest on the one-year anniversary of the grant date or, for directors not standing for re-election, on the date of the next Annual Meeting of Stockholders, subject to continued service as a non-employee director through the vesting date. In the event of a director’s termination of service prior to vesting, all RSUs are automatically forfeited. The RSUs immediately vest on the date of a change in control of the Company. Annual cash retainers and the annual RSU award are prorated for any person who becomes a non-employee director and/or committee chair, or who otherwise becomes entitled to an additional annual cash retainer as described above, at any time of the year other than the date of the Company’s Annual Meeting of Stockholders. Non-employee directors also receive reimbursement of expenses incurred in connection with their Board service and are eligible to receive up to two handsets per year and up to 10 lines of U.S. service pursuant to the Board of Directors Phone Perquisite Program.

Our Directors Are Required to Acquire and Maintain Ownership of Shares of T-Mobile

Under our stock ownership guidelines, each non-employee director is expected to acquire and maintain ownership of shares of common stock equal in value to five times his or her annual cash retainer for Board service measured as of the later of (i) the date we adopted the policy (May 1, 2013) and (ii) the date on which he or she becomes a non-employee director. Each non-employee director is expected to meet the ownership guidelines within the later of (i) five years from the date we adopted the policy and (ii) the date on which he or she became a non-employee director, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership threshold is met.

∎	As of December 31, 2018, all non-employee directors were in compliance with our stock ownership guidelines.

T-Mobile 2019 Proxy Statement	11

CORPORATE GOVERNANCE AT T-MOBILE

2018 Non-Employee Director Compensation Table

During fiscal year 2018, the Company’s non-employee directors received the following compensation for their services:

Name	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	All Other Compensation (5) ($)	Total ($)

W. Michael Barnes (1)	70,750	178,798	7,221	256,769

Srikant M. Datar	198,000	178,798	4,195	380,993

Lawrence H. Guffey	137,000	178,798	9,471	325,269

Olaf Swantee (2)	65,918	—	—	65,918

Teresa A. Taylor	193,250	178,798	11,217	383,265

Kelvin R. Westbrook	174,500	178,798	12,445	365,743

(1)	Mr. Barnes was not nominated for re-election and his Board service ended on June 13, 2018, the date of the 2018 Annual Meeting of Stockholders.
(2)	Mr. Swantee was elected to the Board on June 13, 2018, the date of the 2018 Annual Meeting of Stockholders.
(3)	Includes meeting fees earned as an Independent Committee member.
(4)

The value of stock awards is determined using the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation,” or ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a summary of the assumptions we apply in calculating these amounts. As of December 31, 2018, each director held 3,324 unvested time-based RSUs.

(5)

Includes (i) phone perquisites under the Board of Directors Phone Perquisite Program, (ii) personal and spousal travel expenses in connection with a Board meeting, and (iii) reimbursement of taxes associated with the personal and spousal travel expenses.

DIRECTOR NOMINATION, SELECTION AND QUALIFICATIONS

Qualifications and Diversity

Subject to Deutsche Telekom’s board designation rights, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. The Board has adopted director selection guidelines, which the Nominating and Corporate Governance Committee considers in evaluating each director candidate.

The Nominating and Corporate Governance Committee considers, among others, the following factors:

∎	Professional experience, industry knowledge, skills and expertise
∎	Leadership qualities, public company board and committee experience and non-business-related activities and experience
∎	High standard of personal and professional ethics, integrity and values
∎	Training, experience and ability at making and overseeing policy in business, government and/or education sectors
∎	Willingness and ability to:
∎	keep an open mind when considering matters affecting interests of the Company and its constituents
∎	devote the required time and effort to effectively fulfill the duties and responsibilities related to Board and committee membership
∎	serve on the Board for multiple terms, if nominated and elected, to enable development of a deeper understanding of the Company’s business affairs
∎	Willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents
∎	Willingness to act in the best interests of the Company and its constituents and to objectively assess Board, committee and management performances

Diversity is one of many factors under our director selection guidelines that the Nominating and Corporate Governance Committee considers when evaluating potential director candidates. However, we do not have a formal policy with respect to diversity on the Board. Our director selection guidelines define diversity broadly to include not just factors such as gender and race, but also factors such as age, ethnic, geographic, cultural and professional diversity.

In connection with its general responsibility to monitor and advise the Board on the size, role, function and composition of the Board, the Nominating and Corporate Governance Committee will periodically consider whether the Board represents the overall mix of skills and characteristics described in the director selection guidelines, including diversity and the other factors described above. Subject to Deutsche Telekom’s board designation rights, the selection process for director candidates is intended to be flexible, and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Nomination Process

In addition to candidates designated by Deutsche Telekom, the Nominating and Corporate Governance Committee may consider possible director candidates from a number of sources, including those recommended by stockholders, directors, or officers. In addition, the Nominating and Corporate Governance Committee may engage the services of outside consultants and search firms to identify potential director candidates.

A stockholder who wishes to suggest a director candidate for consideration by the Nominating and Corporate Governance Committee should submit the suggestion to the Chair of the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at 12920 SE 38th Street, Bellevue, Washington 98006, and include the candidate’s name,

12	T-Mobile 2019 Proxy Statement

CORPORATE GOVERNANCE AT T-MOBILE

biographical data, relationship to the stockholder and other relevant information. The Nominating and Corporate Governance Committee may request additional information about the suggested candidate and the proposing stockholder. Subject to Deutsche Telekom’s board designation rights, the full Board of Directors will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

T-Mobile 2019 Proxy Statement	13

Proposal 1 - Election of Directors

2019 Director Nominees

The Board has nominated 12 directors for election at the Annual Meeting to serve as directors for terms that would end at the 2020 Annual Meeting of Stockholders. Olaf Swantee has not been nominated for re-election and his Board service will end on the date of the Annual Meeting. The Board would like to recognize Mr. Swantee for his services and contributions as a member of the Board. The Board has nominated a new director for election, Srini Gopalan. If elected, Mr. Gopalan’s term will begin on June 13, 2019. Other than Dr. Illek and Mr. Gopalan, all nominees were elected at the 2018 Annual Meeting of Stockholders.

Each nominee was nominated by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board has found each nominee to be qualified based on his or her qualifications, experience, attributes, skills and whether he or she meets the applicable independence standards. Each of the nominees has consented to stand for election and we do not anticipate any candidate will be unavailable to serve. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares may be voted for the election of such substitute nominee as the Board may nominate. In the alternative, if a vacancy remains, the Board may fill such vacancy at a later date or reduce the size of the Board, subject to certain requirements in our certificate of incorporation. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Messrs. Höttges, Gopalan, IIlek, Jacobfeuerborn, Kübler, Langheim and Westbrook and Ms. Taylor were designated for nomination by Deutsche Telekom pursuant to its rights under our certificate of incorporation and the Stockholder’s Agreement.

Required Vote

Under our bylaws, directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election of directors at the Annual Meeting. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld, “FOR” the election of each of the nominees.

Our Board of Directors recommends a vote FOR the election to the Board of each of the nominees listed below

Director Since: 2013 Age: 65 Other Public Company Boards: ∎ Novartis AG ∎ ICF International Inc. ∎ Stryker Corporation Board Committees: ∎ Audit (Chair)

Srikant M. Datar

Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University; Senior Associate Dean for University Affairs

Biography:

Mr. Datar is the Arthur Lowes Dickinson Professor at the Graduate School of Business Administration at Harvard University. Mr. Datar is a Chartered Accountant and planner in industry, and has been a professor of accounting and business administration at Harvard since July 1996; he previously served as a professor at Stanford University and Carnegie Mellon University. Mr. Datar received gold medals upon his graduation from the Indian Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India.

Mr. Datar holds a Master’s degree in Statistics and Economics and a Ph.D. in Business from Stanford University.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in accounting, governance and risk management

∎ Public company director and committee experience

∎ Academic and commercial perspective on complex issues

14	T-Mobile 2019 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominee Age: 48 Other Public Company Boards: ∎ Hellenic Telecommunications Organization (OTE)

Srini Gopalan

Member of the Board of Management Deutsche Telekom AG for Europe

Biography:

Since January 1, 2017, Mr. Gopalan has served as a member of the Board of Management Deutsche Telekom AG, our majority stockholder and a leading integrated telecommunications company. He is responsible for the Europe segment of the company. From September 2013 to September 2016, he served as the Consumer Director at Bharti Airtel in India, where he was responsible for consumer business that covered broadband connections and satellite TV, in addition to mobile communications. Prior to joining Bharti Airtel, from August 2010 to August 2013, he was the Consumer Director at Vodafone UK. Prior to that, from June 2009 to August 2010, he was the Chief Marketing Officer at T-Mobile UK and was part of the management team that led T-Mobile UK to the joint venture with Orange Communications SA, “everything-everywhere”. Prior to that, between 1999 and 2009, Mr. Gopalan worked at Capital One in several functions – starting as Senior Vice President, Head of UK Card and leaving as Managing Director UK.

Mr. Gopalan studied Business Administration at St. Stephen’s College in New Delhi, India and later received a Master of Business Administration at Indian Institute of Management Ahmedabad in Ahmedabad, India.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications

∎ Core business, management and leadership skills

Director Since: 2013 Age: 51 Board Committees: ∎ Compensation ∎ Executive ∎ Nominating and Corporate Governance

Lawrence H. Guffey

Chief Executive Officer of LG Capital Investors LLC

Biography:

Mr. Guffey is Chief Executive Officer of LG Capital Investors LLC, a single family office formed in 2014, and Managing Partner of Twin Point Capital, the principal investment arm of the family office. From 1991 to 2013, Mr. Guffey was with The Blackstone Group, an asset management and financial services company, most recently serving as Senior Managing Director (Partner) in the Private Equity Group. Mr. Guffey led many of The Blackstone Group’s media and communications investment activities and managed Blackstone Communications Advisors. Mr. Guffey was a member of the Supervisory Board at Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, from June 2006 to October 2013. He was a Director of New Skies Satellites Holdings Ltd. from January 2005 to December 2007, Axtel SA de CV from May 2000 to June 2013, FiberNet L.L.C. from 2001 to 2003, iPCS Inc. from August 2000 to September 2002, PAETEC Holding Corp. from February 2000 to 2002, and Commnet Cellular Inc. from February 1998 to December 2001. Mr. Guffey also served as a Director of TDC A/S from February 2006 to March 2013 and Wind Mobile from 2014 to 2016.

He holds a Bachelor of Arts and graduated magna cum laude from Rice University, where he was elected to Phi Beta Kappa.

Qualifications and Skills Supporting Election to the Board:

∎ Core financial and business skills

∎ Experience overseeing investments in media and communications industries

∎ Public company director and committee experience

T-Mobile 2019 Proxy Statement	15

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 56 Other Public Company Boards: ∎ Henkel AG & Co. KGaA ∎ BT Group plc Board Committees: ∎ Executive (Chair)

Timotheus Höttges

Chief Executive Officer of Deutsche Telekom

Biography:

Since January 2014, Mr. Höttges has served as Chief Executive Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company. From March 2009 to December 2013, he served as Deutsche Telekom’s Chief Financial Officer and a member of the Board of Management. From December 2006 to March 2009, he was a member of the Board of Management responsible for the T-Home Unit (fixed network and broadband business, as well as integrated sales and service in Germany). From January 2003 to December 2006, Mr. Höttges headed European operations as a member of the Board of Management of T-Mobile International.

Mr. Höttges studied Business Administration at the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

∎ Chief executive officer of major global communications company

∎ Core finance, business and leadership skills

Director Since: 2018 Age: 54 Board Committees: ∎ Compensation ∎ Executive

Christian P. Illek

Chief Financial Officer of Deutsche Telekom

Biography:

Dr. Illek has served as the Chief Financial Officer of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, since January 2019.

Since April 2015, he has served as Chief Human Resources Officer and Member of Management Board of Deutsche Telekom. Dr. Illek has also served as Chairman of the Supervisory Board for T-Systems International GmbH since November 2016 (a subsidiary of Deutsche Telekom). Prior to that, Dr. Illek was Chairman of Management Board at Microsoft Germany from September 2012 to March 2015. From April 2010 to September 2012, he was Director of Marketing at Telekom Deutschland GmbH. In this position, he was responsible for all marketing activities for both consumers and business customers in Germany. He was also in charge of the Wholesale Center and the Value-Added Services Center, as well as international product development for Deutsche Telekom’s fixed-network, IPTV, a convergent and business customer portfolio. Before joining Deutsche Telekom, Dr. Illek held various managerial positions at Bain & Company and at Dell, in both Germany and in Switzerland.

Dr. Christian P. Illek studied chemistry and business administration in Düsseldorf and Munich, beginning his career at the University of Munich in 1989.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Expertise in human resources, business and finance

16	T-Mobile 2019 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2014 Age: 58 Board Committees: ∎ Executive

Bruno Jacobfeuerborn

Chief Executive Officer of DFMG Deutsche Funkturm GmbH and Chief Executive Officer of Comfortcharge GmbH

Biography:

Mr. Jacobfeuerborn has been Chief Executive Officer of DFMG Deutsche Funkturm GmbH since January 2017 and Chief Executive Officer of Comfortcharge GmbH since January 2018. Previously, he served as the Chief Technology Officer of Deutsche Telekom AG from February 2012 to December 2017. Deutsche Telekom AG is our majority stockholder and a leading integrated telecommunications company. He also served as the Director of Technology Telekom Deutschland GmbH from April 2010 to December 2016. Prior to that, Mr. Jacobfeuerborn was Director of Technology of T-Mobile Deutschland and T-Home in Germany from July 2009 to March 2010. In this dual role, he was responsible for the technology business (both mobile and fixed network) in Germany. From April 2007 to July 2009, he was Managing Director of Technology, IT and Procurement at Polska Telefonica Cyfrowa. Mr. Jacobfeuerborn joined what is now Deutsche Telekom AG in 1989 and has held several positions with increasing responsibility within the group.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Wireless network and technology expertise

∎ Core finance, business and leadership skills

Director Since: 2013 Age: 56 Other Public Company Boards: ∎ Ströer SE & Co. KGaA ∎ Hellenic Telecommunications Organization (OTE) (2013-2018) Board Committees: ∎ Compensation ∎ Executive

Raphael Kübler

Senior Vice President of the Corporate Operating Office of Deutsche Telekom

Biography:

In January 2014, Mr. Kübler assumed the position of Senior Vice President of the Corporate Operating Office of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, and he reports directly to the Chief Executive Officer of Deutsche Telekom. From July 2009 to December 2013, Mr. Kübler served as Senior Vice President Group Controlling at Deutsche Telekom. In this position, he was responsible for the financial planning, analysis and steering of the overall Deutsche Telekom Group as well as the financial management of central headquarters and shared services. From November 2003 to June 2009, Mr. Kübler served as Chief Financial Officer of T-Mobile Deutschland GmbH, the mobile operations of Deutsche Telekom in Germany now known as Telekom Deutschland GmbH (a wholly owned subsidiary of Deutsche Telekom).

Mr. Kübler studied Business Administration at H.E.C. in Paris and the Universities of Bonn and Cologne. He holds a doctoral degree from the University of Cologne.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Core business, management and leadership skills

∎ Complex financial management experience

T-Mobile 2019 Proxy Statement	17

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2013 Age: 53 Board Committees: ∎ Executive ∎ Nominating and Corporate Governance

Thorsten Langheim

Member of the Deutsche Telekom AG Board of Management, USA and Group Development

Biography:

Thorsten Langheim joined the Board of Management of Deutsche Telekom, our majority stockholder and a leading integrated telecommunications company, on January 1, 2019, where he is responsible for the “USA and Group Development” Board department, overseeing Deutsche Telekom’s U.S. business as well as corporate development, portfolio strategy and group M&A activities. This includes overseeing Deutsche Telekom’s 12% stake in BT Group as well as the management of Deutsche Telekom’s subsidiaries T-Mobile Netherlands and Deutsche Funkturm. In addition, Mr. Langheim also serves as the Chairman and Co-founder of Deutsche Telekom Capital Partners, where he is responsible for the venture capital and private equity activities of Deutsche Telekom.

Prior to that, from 2009 to December 2018, he first served as Senior Vice President of Corporate Development and then as Executive Vice President Group Development at Deutsche Telekom. Prior to his roles at Deutsche Telekom, Mr. Langheim was Managing Director at the Private Equity Group of The Blackstone Group, an asset management and financial services company, from May 2004 to June 2009, primarily focusing on private equity investments in Germany. Before that, Mr. Langheim was Investment Banker and Vice President European M&A at J.P. Morgan in London and Assistant Director at WestLB in Düsseldorf between 1995 and 2004.

Mr. Langheim is a member of the Supervisory Board of Deutsche Sporthilfe as well as Chairman of T-Mobile Netherlands and Deutsche Funkturm.

Mr. Langheim holds a Master of Science degree in International Securities, Investment and Banking from the ISMA Centre for Education and Research at the University of Reading and a bachelor’s degree (Hons) in European Finance and Accounting from the University of Bremen (Germany) and Leeds Business School (United Kingdom).

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in global telecommunications industry

∎ Experience overseeing telecommunications and technology investments

∎ Corporate strategy and M&A experience

Director Since: 2013 Age: 60 Board Committees: ∎ Executive

John J. Legere

Chief Executive Officer of T-Mobile US, Inc.

Biography:

Mr. Legere joined T-Mobile USA in September 2012 as President and Chief Executive Officer and became our President and Chief Executive Officer on April 30, 2013 upon the consummation of the Metro Combination. Mr. Legere has over 38 years’ experience in the U.S. and global telecommunications and technology industries. Prior to joining T-Mobile USA, Mr. Legere served as Chief Executive Officer of Global Crossing Limited, a telecommunications company, from October 2001 to October 2011. Before joining Global Crossing, he served as Chief Executive Officer of Asia Global Crossing; as president of Dell Computer Corporation’s operations in Europe, the Middle East, and Africa; as President, Asia-Pacific for Dell; as president of AT&T Asia Pacific; as head of AT&T’s outsourcing program and as head of AT&T global strategy and business development. Mr. Legere serves on the CTIA Board of Directors.

Mr. Legere holds a bachelor’s degree in Business Administration from the University of Massachusetts, a Master of Science degree as an Alfred P. Sloan Fellow at the Massachusetts Institute of Technology, and a Master of Business Administration degree from Fairleigh Dickinson University. He also completed Harvard Business School’s Program for Management Development.

Qualifications and Skills Supporting Election to the Board:

∎ Chief Executive Officer of T-Mobile

∎ Expertise in telecommunications and technology industries

18	T-Mobile 2019 Proxy Statement

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since: 2018 Age: 49 Other Public Company Boards: ∎ Shaw Communications

G. Michael (Mike) Sievert

President and Chief Operating Officer of T-Mobile US, Inc.

Biography:

Mr. Sievert serves as our President and Chief Operating Officer. Mr. Sievert is responsible for guiding all customer-facing operations across the business, including marketing, product development, retail management, sales and customer care for all of our direct and indirect channels and each of our brands. Mr. Sievert served as our Executive Vice President and Chief Marketing Officer from April 2013 to February 2015, and from November 2012 to April 2013, Mr. Sievert was Executive Vice President and Chief Marketing Officer of T-Mobile USA.

Prior to joining T-Mobile USA, Mr. Sievert was an entrepreneur and investor involved with several Seattle-area start-up companies. From April 2009 to June 2011, he was Chief Commercial Officer at Clearwire Corporation, a broadband communications provider, responsible for all customer-facing operations. From February 2008 to January 2009, Mr. Sievert was co-founder and Chief Executive Officer of Switchbox Labs, Inc., a consumer technologies developer, leading up to its sale to Lenovo. He also served from January 2005 to February 2008 as Corporate Vice President of the worldwide Windows group at Microsoft Corporation, responsible for global product management and P&L performance for that unit. Prior to Microsoft, he served as Executive Vice President and Chief Marketing Officer at AT&T Wireless for three years. He also served as Chief Sales and Marketing Officer at E*TRADE Financial and began his career with management positions at Procter & Gamble and IBM. He has served on the boards of Rogers Wireless Communications in Canada, Switch & Data Corporation, and a number of technology start-ups.

Mr. Sievert holds a bachelor’s degree in Economics from the Wharton School at the University of Pennsylvania.

Qualifications and Skills Supporting Election to the Board:

∎ President and Chief Operating Officer of T-Mobile

∎ Expertise in telecommunications and technology industries

Director Since:

2013

Age:

55

Lead Independent Director

Other Public

Company Boards:

∎ First Interstate BancSystem, Inc.

∎ Black Hills Corporation

∎ NiSource Inc. (2012 to 2015)

Board Committees:

∎ Nominating and Corporate Governance (Chair)

∎ Audit

Teresa A. Taylor

Chief Executive Officer of Blue Valley Advisors, LLC

Biography:

Since April 2011, Ms. Taylor has served as Chief Executive Officer of Blue Valley Advisors, LLC, an advisory firm. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., a telecommunications carrier, from August 2009 to April 2011. She served as Qwest’s Executive Vice President, Business Markets Group, from January 2008 to April 2009 and served as its Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West beginning in 1987. During her 24-year tenure with Qwest and US West, she held various leadership positions and was responsible for strategic planning and execution, sales, marketing, product, network, information technology, human resources and corporate communications.

Ms. Taylor holds a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in technology, media and telecommunications industries

∎ Expertise in strategic planning and execution, technology development, human resources, labor relations and corporate communications

∎ Public company director and committee experience

T-Mobile 2019 Proxy Statement	19

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Since:

2013

Age:

63

Other Public

Company Boards:

∎ Archer Daniels Midland Company

∎ Camden Property Trust

∎ The Mosaic Company

∎ Stifel Financial Corp. (2007 to 2018)

Board Committees:

∎ Compensation (Chair)

∎ Audit

Kelvin R. Westbrook

President and Chief Executive Officer of KRW Advisors, LLC

Biography:

Mr. Westbrook is President and Chief Executive Officer of KRW Advisors, LLC, a consulting and advisory firm, a position he has held since October 2007. Mr. Westbrook also served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (“MDM”), a broadband services company that later changed its name to Broadstripe LLC, from September 2006 until October 2007. Mr. Westbrook was also President and Chief Executive Officer of MDM from May 1997 until October 2006. Broadstripe LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned.

Mr. Westbrook holds an undergraduate degree in Business Administration from the University of Washington and a Juris Doctor degree from Harvard Law School.

Qualifications and Skills Supporting Election to the Board:

∎ Expertise in the telecommunications industry

∎ Core legal, media, marketing and risk analysis skills

∎ Public company director and committee experience

20	T-Mobile 2019 Proxy Statement

Executive Officers

The following sets forth information regarding the executive officers of the Company. Biographical information pertaining to Messrs. Legere and Sievert, who are both executive officers and directors of the Company, can be found in the Section entitled “Proposal 1—Election of Directors.”

Name	Age	Position
John J. Legere	60	Chief Executive Officer
G. Michael Sievert	49	President and Chief Operating Officer
David R. Carey	65	Executive Vice President, Corporate Services
J. Braxton Carter	60	Executive Vice President and Chief Financial Officer
Peter A. Ewens	56	Executive Vice President, Corporate Strategy
Thomas C. Keys	60	President, MetroPCS
David A. Miller	58	Executive Vice President, General Counsel and Secretary
Neville R. Ray	56	Executive Vice President and Chief Technology Officer
Elizabeth A. McAuliffe	56	Executive Vice President, Human Resources

David R. Carey

Mr. Carey serves as our Executive Vice President, Corporate Services and is responsible for leading the Enterprise Program Office, Corporate Communications, Corporate Real Estate, Corporate Responsibility, Corporate Security and a broad range of responsibilities in leading the Office of the Chief Executive Officer. Mr. Carey has also served in the same role with T-Mobile USA, Inc., the wholly owned subsidiary of the Company (“T-Mobile USA”), since February 2013. Mr. Carey’s career spans 44 years in the telecom and energy services industry. Before joining T-Mobile USA, from October 2011 to February 2013, Mr. Carey served as Chief Executive Officer and Founder of Telescope Advisors, LLC, an advisory firm specializing in telecommunications. From September 1999 to October 2011, Mr. Carey served in various executive positions, including Executive Vice President, Chief Marketing Officer, Head of Global Sales, Strategy and Corporate Development and Chief Ethics Officer at Global Crossing Limited, a telecommunications company. In addition to Global Crossing, his experience includes executive leadership positions at AT&T, LG&E Energy and Frontier Communications. Mr. Carey holds a Master of Science in Management Science from the Massachusetts Institute of Technology, where he was appointed to a Sloan Fellowship, and received his Bachelor of Science degree at Clarkson University. He has also attended executive programs at the Harvard Business School and the Wharton School at the University of Pennsylvania.

J. Braxton Carter

Mr. Carter serves as our Executive Vice President and Chief Financial Officer, and is responsible for leading the financial functions of the Company. Mr. Carter served as MetroPCS Communications, Inc.’s Chief Financial Officer from March 2005 until the consummation of the Metro Combination. Mr. Carter also served as MetroPCS Communications Inc.’s Vice Chairman from May 2011 until the consummation of the Metro Combination. From February 2001 to March 2005 he was Vice President, Corporate Operations of MetroPCS Communications, Inc. Mr. Carter also has extensive senior management experience in the wireless and retail industry and spent ten years in public accounting. He is a certified public accountant. Mr. Carter holds a Bachelor of Science degree from the University of Colorado with a major in accounting.

Peter A. Ewens

Mr. Ewens serves as our Executive Vice President, Corporate Strategy. He leads the Company’s corporate strategy, business development and M&A activities, which include spectrum strategy and acquisitions and co-brand partnerships. Mr. Ewens has also served as Executive Vice President and Chief Strategy Officer of T-Mobile USA since July 2010. From April 2008 until July 2010, Mr. Ewens was Senior Vice President, Corporate Strategy at T-Mobile USA. Before joining T-Mobile USA, Mr. Ewens was Vice President of OEM Business at Sun Microsystems, a computer software and information technology services company, from June 2006 through March 2008. Before that, Mr. Ewens was a partner at McKinsey & Company, a global management consulting firm. Mr. Ewens holds a Master of Science in Management from the Sloan School at Massachusetts Institute of Technology, and Master’s and bachelor’s degrees in Electrical Engineering from the University of Toronto.

Thomas C. Keys

Mr. Keys serves as our President, MetroPCS, and is responsible for our Metro by T-Mobile business. Previously, Mr. Keys served as our Executive Vice President and Chief Operating Officer, MetroPCS Business, from April 2013 to February 2015. Mr. Keys served as MetroPCS Communications Inc.’s President from May 2011 until the consummation of the Metro Combination, and as Chief Operating Officer since June 2007. Mr. Keys also served as MetroPCS Communications Inc.’s President from June 2007 to December 2007, as Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as Vice President and General Manager, Dallas, from April 2005 until January 2007. Mr. Keys holds a Bachelor of Arts degree from the State University of New York at Oswego, and a Master of Arts from Syracuse University.

David A. Miller

Mr. Miller serves as our Executive Vice President, General Counsel and Secretary. Mr. Miller oversees all legal affairs and government affairs functions of the Company. Mr. Miller has also served as T-Mobile USA’s Chief Legal Officer, Executive Vice President, General Counsel and Secretary. Mr. Miller was appointed Senior Vice President and General Counsel of T-Mobile USA in April 2002 and Executive Vice President in

T-Mobile 2019 Proxy Statement	21

EXECUTIVE OFFICERS

January 2011. Previously, Mr. Miller served as Director of Legal Affairs for Western Wireless (a predecessor to T-Mobile USA) from March 1995 to May 1999, and he became Vice President of Legal Affairs of VoiceStream in May 1999 following its spin-off from Western Wireless. VoiceStream was acquired by Deutsche Telekom in May 2001, when it became T-Mobile USA. Prior to joining Western Wireless, Mr. Miller was an attorney with the law firm of Lane Powell and began his law career as an attorney with the firm McCutchen, Doyle, Brown and Enersen. Mr. Miller serves on the Board of Directors of the Competitive Carriers Association and is a member of its Executive Committee. Mr. Miller holds a bachelor’s degree in Economics from the University of Washington and a Juris Doctor from Harvard Law School.

Neville R. Ray

Mr. Ray serves as our Executive Vice President and Chief Technology Officer. Mr. Ray joined T-Mobile USA (then VoiceStream) in April 2000 and since December 2010 has served as its Chief Technology Officer, responsible for the national management and development of the T-Mobile USA wireless network and the company’s information technology services and operations. Prior to joining T-Mobile USA, Mr. Ray served as Network Vice President for Pacific Bell Mobile Services. He currently serves on the Board of Directors of Next Generation Mobile Networks Alliance, a mobile telecommunications association of mobile operators, vendors, manufacturers and research institutes, and as the Chairperson of the Board of Governors of 5G Americas, a mobile telecommunications association of mobile operators, vendors, and manufacturers. Both associations have a focus on the advancement and development of 5G technologies and services. He has previously served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee and the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council. Mr. Ray is an honors graduate of City University of London and a member of the Institution of Electrical and Electronic Engineers and the Institution of Civil Engineers.

Elizabeth A. McAuliffe

Ms. McAuliffe serves as our Executive Vice President, Human Resources. Ms. McAuliffe is responsible for leading the human resources function that supports our employees across the country. From January 2014 to June 2016 she served as Senior Vice President of Total Rewards and Operations, encompassing leadership of all compensation, Rewards & Recognition, benefits, payroll, human resources systems and human resources operations. From June 2013 to January 2014, she served as Vice President, CHRO Regions, at Providence Health & Services, a nonprofit health system. From January 2011 to June 2013, she served as Senior Vice President, Human Resources at T-Mobile. Prior to joining T-Mobile, Ms. McAuliffe held various positions at Starbucks Coffee Company, a coffee retailer, in both the Law & Corporate Affairs department and the Human Resources department. Ms. McAuliffe holds a bachelor’s degree from the University of Massachusetts, Amherst and a Juris Doctor from Northeastern University School of Law.

22	T-Mobile 2019 Proxy Statement

Proposal 2 - Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although ratification of the appointment of PricewaterhouseCoopers LLP by our stockholders is not required, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by stockholders.

Our Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019

Required Vote

The affirmative vote of a majority of the votes cast is required to approve this proposal. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment but is under no obligation to appoint a different independent registered public accounting firm.

Pre-Approval Process

The Audit Committee is responsible for reviewing and, if appropriate, pre-approving all audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee charter authorizes the Audit Committee to establish a policy and related procedures regarding the pre-approval of audit, audit-related and non-audit services to be performed by our independent registered public accounting firm.

The Audit Committee has delegated its pre-approval authority to the Chair of the Audit Committee, who is authorized to pre-approve services to be performed by our independent registered public accounting firm and the compensation to be paid for such services if it is impracticable to delay the review and approval of such services and compensation until the next regularly scheduled meeting of the Audit Committee, provided that in such case, the Chair shall provide a report to the Audit Committee at its next regularly scheduled meeting of any services and compensation approved by the Chair pursuant to the delegated authority.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP was paid the following fees for services rendered during fiscal years 2018 and 2017, all of which were approved in conformity with the Audit Committee’s pre-approval process, as described above under “Pre-Approval Process”:

	2018 ($)	2017 ($)
Audit Fees (1)	9,526,000	9,330,000
Audit-Related Fees (2)	900,000	748,000
Tax Fees (3)	300,000	163,000
All Other Fees (4)	1,701,000	79,000
Total Fees	12,427,000	10,320,000

(1)

Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)

All Other Fees consist of fees for permitted services other than those that meet the criteria above and include fees associated with the proposed Sprint Combination, fees to assess mobile advertising for a joint venture and research subscriptions.

Audit Committee Report

In the performance of its oversight responsibilities, the Audit Committee (i) reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the fiscal year ended December 31, 2018; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; (iii) received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence; and (iv) discussed with the Company’s independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the firm’s independence.

T-Mobile 2019 Proxy Statement	23

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Company management is responsible for the assessment and determination of risks associated with the Company’s business, financial reporting, operations and contractual obligations. The Audit Committee, together with the Board of Directors, is responsible for oversight of the Company’s management of risks. As part of its responsibilities for oversight of the Company’s management of risks, the Audit Committee has reviewed and discussed the Company’s enterprise-wide risk assessment, and the Company’s policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Department and its independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee regularly meets with the head of the Company’s Internal Audit Department and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal control over financial reporting and the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S.

generally accepted accounting principles. The Company’s independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company’s independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee:

Srikant M. Datar, Ph.D., Chairman

Teresa A. Taylor

Kelvin R. Westbrook

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

24	T-Mobile 2019 Proxy Statement

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our 2018 executive compensation program for the following executive officers (collectively, the “Named Executive Officers”):

∎ John J. Legere	∎ J. Braxton Carter	∎ G. Michael Sievert	∎ Neville R. Ray	∎ David R. Carey
Chief Executive Officer	Executive Vice President and Chief Financial Officer	President and Chief Operating Officer	Executive Vice President and Chief Technology Officer	Executive Vice President, Corporate Services

During 2018, Mr. Legere served as our President and Chief Executive Officer, and Mr. Sievert served as our Chief Operating Officer, through April 29, 2018 (as ratified by the Board on June 13, 2018). Thereafter, Mr. Legere served as our Chief Executive Officer and Mr. Sievert served as our President and Chief Operating Officer.

T-Mobile Had Record Financial Results and Strong Customer Growth in 2018 and Proved, Once Again, That Taking Care of Customers Is Also Good For Stockholders

T-Mobile had record financial results in 2018, including record service revenues, record total revenues, strong net income, record fourth quarter Adjusted EBITDA, strong net cash from operating activities and record free cash flow. We added 7.0 million total net customers in 2018, marking the fifth year in a row of more than 5 million total net customer additions. We ended the year with 79.7 million total customers.

Our customer growth translated into industry-leading revenue growth. Service revenue of $32.0 billion for 2018 grew at 6.1% year over year. Net income of $2.9 billion for 2018 was down 36.3% year over year, due to the impact from the Tax Act, which resulted in an income tax benefit of $2.2 billion in 2017, and grew 22.6% year over year excluding the impact from the Tax Act. Adjusted EBITDA of $12.4 billion grew 10.6% year over year.

As of December 31, 2018, T-Mobile covered more than 325 million people with 4G LTE. Our stock price increased by 285.0% from May 1, 2013 (the first day of trading after the Metro Combination) through December 31, 2018. Looking back three years, our stock price has increased 63.3% (January 4, 2016 through December 31, 2018).

Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. A reconciliation to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Our executive compensation program emphasizes pay for performance. As a result, our 2018 Named Executive Officer compensation reflects T-Mobile’s strong 2018 operational and financial performance.

T-Mobile 2019 Proxy Statement	25

EXECUTIVE COMPENSATION

Executive Compensation Program

Our executive compensation program is aligned with our business strategy and is designed to attract and retain top talent, reward short-term and long-term business results and exceptional performance, and most importantly, maximize stockholder value. Our program is competitive in the marketplace and highly incentive-based, with Company performance determining a significant portion of total compensation.

Key Features of Our Executive Compensation Program

What We Do

Emphasis on pay for performance

Independent compensation consultant

Executive and director stock ownership guidelines

Clawback policy to recapture incentive payments

Use of multiple performance measures and caps on potential incentive payments

Substantial majority of target total compensation is variable

Use of executive compensation statements (“tally sheets”)

Annual risk assessment of compensation programs

What We Don’t Do

No short-selling, hedging or pledging of Company’s securities

No excise tax gross ups

No guaranteed increases or bonuses

No plans that encourage excessive risk taking

No single-trigger vesting of equity awards upon a change in control

No significant perquisites

Goals of Compensation Program

What We Pay and Why: Goals and Elements of Compensation

Emphasis on pay for performance	Attract, retain and motivate talented and experienced executives within the highly competitive and dynamic wireless communications industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our stockholders	Encourage appropriate risk taking

Elements of Total Direct Compensation

Summary of Named Executive Officer Average Target Compensation as of December 31, 2018

Long-Term Incentive (LTI) Performance-based restricted stock units (PRSUs) and time-based restricted stock units (RSUs) Emphasis on long-term Company performance Retains and engages executive officers Aligns executive officer interests with our stockholders Approximately 73% of target total direct compensation Number of PRSUs that can be earned is capped at 200% of target Benefits and Perquisites Executive officers are generally not eligible for any additional benefits or perquisites beyond what is provided to the general employee population.Base Salary Competitive fixed base of cash compensation Amount based on individual factors such as scope of responsibility, experience and strategic impact Annual Short-Term Incentive (STI) Cash Award Based entirely on Company performance; not guaranteed Aligned with Company near-term objectives, while also supporting our long-term strategic plan Award opportunities established at threshold, target and maximum values Each measure capped at 200% of target The Compensation Committee considers input from its independent compensation consultant, compensation survey data, and internal comparators among the officer positions when setting target compensation. When setting base salaries, the Compensation Committee also considers the impact of base salary on other compensation elements.

26	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

To promote a performance-based culture that further aligns the interests of management and stockholders, in 2018 the executive compensation program focused extensively on variable, performance-based compensation. As illustrated in the charts below, the substantial majority of our Chief Executive Officer’s and other Named Executive Officers’ actual total compensation as reported in the 2018 Summary Compensation Table was in the form of variable compensation (short-term and long-term).

Summary of Named Executive Officer Compensation as Reported in the Summary Compensation Table

CEO 2018 Pay Mix Named Executive Officer 2018 Average Pay Mix (Excluding CEO) (1) The value of stock awards is determined using the aggregate grant date fair value computed in accordance with ASC 718.

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account market analysis, input by its independent compensation consultant (Mercer) and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Chief Executive Officer provides recommended annual compensation adjustments to the other Named Executive Officers’ base salaries, target annual short-term incentive opportunities and target long-term incentive opportunities. The Compensation Committee believes that input from both its independent compensation consultant and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining appropriate compensation.

Market Analysis

We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired executive officers. We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead the Company and execute on our strategic business plan. In analyzing this information, we compare our executive compensation program as a whole to the programs of our peer group companies and compare the pay of our individual executives to that of the executive officers of our peer group companies if we believe the positions are sufficiently similar to make meaningful comparisons. We do not target a specific percentile in the range of comparative data for each individual or for each component of compensation. In determining the amount of base salary, the target annual incentive award and the target annual long-term incentive award value for each Named Executive Officer, we review the comparative compensation data and consider each executive’s level of responsibility, prior experience, past job performance, internal comparators, contribution to the Company’s success and results achieved. The Compensation Committee exercises its business judgment and discretion and does not apply formulas or assign these factors specific mathematical weights.

Executive Compensation Peer Group

We select our peer group based on similarity to us in terms of relative size of revenue and market capitalization, industry and the ability to compete with us for talent at the executive officer level. The Compensation Committee reviews the Company’s peer group on an annual basis. Our 2018 peer group was the same as our peer group at the end of 2017. This peer group, which is described below, was used to set compensation for 2018. T-Mobile was ranked near the median of the peer group for 2018 both in terms of revenue and market capitalization.

T-Mobile 2019 Proxy Statement	27

EXECUTIVE COMPENSATION

The following chart shows T-Mobile’s 2018 peer group of 14 companies and each such company’s revenue as of fiscal year-end and market capitalization as of December 31, 2018. Our peer group for 2019 has not changed.

TMUS executive compensation peer group peer company revenue (in billions) as of peer fiscal year-end market capitalization (in billions) as of December 31, 2018 AT&T, Inc. $170.76 $207.71 CenturyLink, Inc. $23.44 $16.37 Charter Communications, Inc. $43.63 $65.23 Cisco Systems, Inc. $49.33 $194.81 Comcast corp. $94.51 $154.91 Dish network corp. $13.62 $11.68 Frontier Communications Corporation $8.61 $0.25 Intel Corp. $70.85 $214.19 Liberty Global plc $11.96 $15.71 Microsoft corporation $110.36 $779.80 Motorola Solutions, Inc. $7.34 $18.81 QUALCOMM incorporated $22.73 $68.98 Sprint Corp. $32.41 $23.73 Verizon Communications Inc. $130.86 $232.30 Median $38.02 $67.11 T-Mobile US, Inc. $43.24 $53.97 10th percentile 25th percentile 50th percentile 75th percentile 90th percentile peer revenue TMUS: $43.24 $9.6 $15.9 $38.0 54th percentile $88.6 $124.7 Market Capitalization TMUS: $53.97 $12.9 $17.0 44th Percentile $67.1 $204.5 $226.9

Analysis of Executive Officer Compensation

The key components of our annual target total compensation package for executive officers are base salary, annual cash-based short-term incentive awards, and long-term equity incentive awards, including performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”).

Target Total Direct Compensation

The Compensation Committee reviews the compensation of the Named Executive Officers based on a market analysis prepared by management in partnership with the Compensation Committee’s independent compensation consultant. Based on the Compensation Committee’s assessment of each Named Executive Officer in relation to peer and survey market data as well as the executive officer’s contribution to the Company’s ongoing strategy, including contributions related to the proposed merger with Sprint Corporation (the “Sprint Combination”) pursuant to that certain Business Combination Agreement, dated April 29, 2018, by and between the Company and certain other parties thereto (the “Sprint Business Combination Agreement”), the Compensation Committee increased the total target compensation of each of our Named Executive Officers for 2018, including increases to one or more components of base salary, annual short-term incentive opportunity and target long-term incentive opportunity. Increases to target compensation supported the continued retention and engagement of our Named Executive Officers.

The following table shows, as of December 31, 2018, the target total direct compensation established for each Named Executive Officer.

Officer	Base Salary ($)	Target STIP Percent (1)	Target STIP Value ($)	Total Target Cash ($)	Target LTIP Percent (2)	Target LTIP Value ($)	Target Total Direct Compensation ($)
John J. Legere (3)	2,000,000	200%	4,000,000	6,000,000	—	17,250,000	23,250,000
J. Braxton Carter	900,000	150%	1,350,000	2,250,000	250%	5,625,000	7,875,000
G. Michael Sievert (4)	1,200,000	200%	2,400,000	3,600,000	—	10,350,000	13,950,000
Neville R. Ray	900,000	200%	1,800,000	2,700,000	250%	6,750,000	9,450,000
David R. Carey (5)	775,000	125%	968,750	1,743,750	—	4,359,375	6,103,125

(1)	Target STIP Percent as a percent of base salary.
(2)	Target LTIP Percent as a percent of total target cash.
(3)	Target STIP value and LTIP value for Mr. Legere are as specified in his employment agreement.
(4)	Target LTIP value for Mr. Sievert as specified in his term sheet.
(5)	Target LTIP value for Mr. Carey as specified in his term sheet.

28	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

Annual Base Salaries

Base salary is designed to provide a competitive fixed component of income. Base salaries for our Named Executive Officers are set by the Compensation Committee, with assistance from the independent compensation consultant, after consideration of various factors including individual performance, executive experience and skill set, retention considerations, and market data. In particular, the Compensation Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. See further discussion under “— Factors Considered in Determining Executive Compensation-Market Analysis” above. Effective April 29, 2018, to reward certain Named Executive Officers for their efforts in connection with the execution of the Business Combination Agreement, we increased Mr. Legere’s base salary from $1,666,667 to $2,000,000, Mr. Sievert’s base salary from $950,000 to $1,200,000, and Mr. Ray’s base salary from $850,000 to $900,000. See “— Employment Arrangements” below for additional details. In connection with the entrance into an amendment to the Carter Employment Agreement (as defined below) on March 25, 2019, Mr. Carter’s base salary was increased from $900,000 to $950,000, effective as of December 16, 2018.

Annual Short-Term Incentives

Our executive officers are eligible for annual cash-based short-term incentives under the 2013 Omnibus Incentive Plan. The Compensation Committee sets the target value of each executive’s short-term incentive award opportunity as a percentage of the executive’s base salary. The final award is based on the applicable executive’s eligible base earnings for the performance period. Award opportunities for each metric evaluated under the plan are established at threshold, target and maximum levels. The maximum level for each metric is capped at 200% of target. The 2018 short-term incentive plan (the “2018 STIP”) awards for executive officers, including the Named Executive Officers, were based entirely on Company performance, which was measured by: Total Service Revenue, Branded Net Additions (Total Branded Customer Additions), Adjusted EBITDA, Operating Free Cash Flow, and Adjusted EBIT. Adjusted EBITDA, Operating Free Cash Flow and Adjusted EBIT are non-GAAP measures and Operating Free Cash Flow is not provided in our earnings materials. Please see Appendix A for more information on how these measures are calculated.

Eligible Earnings Target Percentage Target STIP Opportunity Total Service Revenue (20%) Branded Net Adds (20%) Adjusted EBITDA (20%) Operating Free cash Flow (30%) Adjusted EBIT (10%) Corporate Performance Attainment Annual Incentive Amount

These measures were aligned with the operational objectives of the Company’s business. Attainment of the minimum threshold performance level for at least one of the performance metrics was required in order for the executives to receive any payment under the 2018 STIP. If none of the minimum performance thresholds had been achieved during 2018, no awards would have been paid.

Metric	Weight	Minimum Performance (in millions)	Target Performance (in millions)	Maximum Performance (in millions)	Actual Performance (in millions)
Total Service Revenue	20%	$30,223	$31,814	$32,609	$32,027
Branded Net Additions	20%	1.143	2.858	3.997	4.919
Adjusted EBITDA	20%	$10,411	$11,316	$11,969	$12,000
Operating Free Cash Flow	30%	$4,015	$5,300	$5,814	$5,413
Adjusted EBIT	10%	$4,714	$5,124	$5,397	$5,514

The Company performed above target levels with respect to all five performance metrics in 2018. Overall performance under the 2018 STIP, determined based on actual performance for each performance metric and the relative weighting of each such metric (as disclosed in the table above), was achieved at 162% of target. The 2018 actual results do not include the impacts of the new revenue standard, consistent with the 2018 STIP design and targets. The following table shows the payouts under the 2018 STIP for each Named Executive Officer based on these performance results.

Officer	Base Earnings (1) ($)	Target 2018 STIP Percent (as a % of Base Earnings)	Target 2018 STIP Value ($)	Company Attainment	Total 2018 STIP Payout Value ($)
John J. Legere (2)	1,878,205	—	3,784,475	162%	6,130,849
J. Braxton Carter	898,077	150.00%	1,347,115	162%	2,182,327
G. Michael Sievert	1,108,654	200.00%	2,217,308	162%	3,592,039
Neville R. Ray (3)	879,808	181.73%	1,598,874	162%	2,590,177
David R. Carey	774,038	125.00%	967,548	162%	1,567,428

(1)	Base earnings reflect annual salary paid from December 17, 2017 to December 15, 2018 as reported by T-Mobile payroll and vary slightly from target 2018 base salaries.
(2)	Mr. Legere’s employment agreement provides that his short-term incentive value will be targeted at not less than $3,784,475.
(3)	Mr. Ray’s target 2018 STIP percent reflects an increase from 150% to 200% effective April 29, 2018.

T-Mobile 2019 Proxy Statement	29

EXECUTIVE COMPENSATION

Long-Term Incentives

We grant our executive officers long-term incentive compensation in the form of PRSUs and RSUs under the 2013 Omnibus Incentive Plan. PRSUs are measured based on our relative total shareholder return (“RTSR”) over a three-year performance period. We believe it is an appropriate performance measure because RTSR inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of executive officer compensation to stockholder value creation.

Long-Term Incentive Awards Granted in 2018

On February 15, 2018, we granted annual long-term incentive awards to the Named Executive Officers. With the exception of Mr. Legere, the Named Executive Officers received half of the aggregate value of their 2018 long-term incentive awards in the form of PRSUs and half of such value in the form of RSUs. We believe this mix emphasizes long-term Company performance as well as the retention and engagement of the Named Executive Officers. To further align Mr. Legere’s compensation with stockholder value creation, Mr. Legere’s 2018 annual long-term incentive award had a greater emphasis on PRSUs, with approximately 3/4 of the award consisting of PRSUs (excluding his Transaction PRSUs, as defined and described below) and roughly 1/4 consisting of RSUs. In addition to their annual awards, each of Messrs. Legere, Sievert, Ray and Carey were granted special long-term incentive awards, as discussed below under “— Special Equity Awards in 2018.” RSU awards for 2018 generally vest annually in three equal tranches beginning February 2019, subject to the Named Executive Officer’s continued service through the applicable vesting date. The annual PRSU awards for 2018 generally cliff vest at the conclusion of the three-year performance period ending on the third anniversary of the grant date, subject to the Named Executive Officer’s continued service through the vesting date and based on the level of RTSR attained during the performance period.

PRSU achievement can range from 0% to 200% of target based on relative performance against our peer group, and payouts are determined by multiplying the target number of PRSUs by an adjustment percentage based on the RTSR percentile performance of the Company, as set forth in the following table. No payout will be made if performance is attained below the 25th percentile.

2018-2021 PRSU award relative total shareholder return design RTSR percentile ranking adjustment percentage 1 Below 25th percentile o% 25th percentile 25% 50th percentile 100% 75th percentile 125% 100th percentile 200% 1 company total shareholder return for the performance period must be positive in order for the adjustment percentage to be greater than 100% PRSU adjustment Percentage 0 25 50 75 100 125 150 175 200 Poor Performance < 25th percentile No payout y=0 25th to 49th percentile y=3x-50 50th to 75th percentile slope (1:1) y=x+50 High performance 76th to 100th percentile y=3x-100 0 25 50 75 100 Relative TSR percentile Result Relative position at the conclusion of the performance period calculated as percentile rank based on linear interpolation beginning price means the average of the closing prices of the applicable stock for the 30 days prior to the start of the performance period Ending price means the average of the closing prices of the applicable stock for the last 30 days of the performance period total shareholder return for a given company means: [(ending price beginning price) + Dividends] divided by [Beginning price] (applicable dividend inclusion based on ex-dividend date; dividends re-invested for TSR calculation)

RTSR for the 2018 PRSU awards is measured against the following peer group, consisting of 14 companies: AT&T, CenturyLink, Charter Communications, Cisco Systems, Comcast, Dish Network, Frontier Communications, Intel, Liberty Global, Microsoft, Motorola Solutions, Qualcomm, Sprint and Verizon Communications. Under the terms of the award, if one or more members of the peer group cease to be a publicly traded entity during the performance period, then that company will be removed from the peer group. In such an event, no additional companies will be added to the peer group for purposes of determining any earned PRSU awards.

30	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

The total 2018 target long-term incentive grant value and the number of annual PRSUs and RSUs awarded are shown below for each Named Executive Officer. The number of annual PRSUs and RSUs awarded was established as the total grant-date target value multiplied by the award mix and divided by the average closing price of our common stock for the 30 calendar-day period ending five business days prior to the grant date.

Officer	Total 2018 Grant Target Value (1) ($)	Target Number of PRSUs (#)	Number of RSUs (#)
John J. Legere	15,000,000	173,283	63,012
J. Braxton Carter	5,625,000	44,306	44,306
G. Michael Sievert	7,125,000	56,121	56,121
Neville R. Ray	5,312,500	41,844	41,844
David R. Carey	4,359,375	34,337	34,337

(1)

Named Executive Officers received half of the aggregate target value of their long-term incentive awards in the form of PRSUs and half of such value in the form of RSUs, except for Mr. Legere who received approximately 3/4 of his target award in the form of PRSUs.

In connection with the execution of the Business Combination Agreement, effective as of April 29, 2018 (and commencing with annual awards granted in calendar year 2019), we increased certain Named Executive Officers’ target annual long-term incentive grant values as follows: Mr. Legere: $17,250,000; Mr. Sievert: $10,350,000. See “—Employment Arrangements” below for additional details.

Special Equity Awards in 2018

In February 2018, to stabilize our senior leadership team and to incentivize continued high performance during a period of significant organizational uncertainty related to potential M&A activity, the Company granted one-time special PRSUs with a target value equal to $3,000,000 to Messrs. Ray and Carey. These PRSUs are subject to the same vesting schedule and other terms and conditions applicable to the annual awards of PRSUs granted to the Named Executive Officers on February 15, 2018 (see “— Long-Term Incentive Awards Granted in 2018” above for additional information), except that in order to further align the executives with stockholder value creation, the “threshold” level of attainment was increased such that no payout will be made if performance is attained below the 50th percentile (rather than the 25th percentile). The number of special PRSUs awarded to Messrs. Ray and Carey is shown below.

Officer	Grant Date	Total Grant Target Value ($)	Target Number of PRSUs (#)
Neville R. Ray	2/15/2018	3,000,000	47,259
David R. Carey	2/15/2018	3,000,000	47,259

In April 2018, in connection with the execution of the Business Combination Agreement and given the immense regulatory and advocacy work associated with a merger of this size and in this industry and related business planning activities, all while continuing to deliver business results to ensure alignment with stockholders during a critical period of potential value creation, the Compensation Committee, following discussion with its independent compensation consultant and management, approved special awards of PRSUs (the “Transaction PRSUs”) to Messrs. Legere, Sievert, Ray and Carey, which vest based on T-Mobile’s total shareholder return during the applicable performance period. The mechanics of RTSR make certain that any eventual value at vest aligns with the relative value provided to stockholders. The details of these Transaction PRSUs are outlined below. The Transaction PRSUs are generally subject to the same terms and conditions as the annual PRSUs granted to the Named Executive Officers on February 15, 2018 (see “— Long-Term Incentive Awards Granted in 2018” above for additional information), except that (i) for Mr. Legere, 50% of his Transaction PRSUs will vest upon the earlier of the closing of the Sprint Combination or April 30, 2020, and the remaining 50% of his Transaction PRSUs will vest on April 30, 2020, (ii) for Mr. Carey, 50% of his Transaction PRSUs will vest upon the earlier of the closing of the Sprint Combination or April 29, 2020, and the remaining 50% of his Transaction PRSUs will vest on April 29, 2020, and (iii) for Messrs. Sievert and Ray, 50% of their Transaction PRSUs will vest upon the earlier of the closing of the Sprint Combination or April 29, 2021, and the remaining 50% of their Transaction PRSUs will vest on April 29, 2021, subject, in each case, to the applicable Named Executive Officer’s continued employment through the applicable vesting date (except as otherwise provided in the applicable employment arrangement and/or award agreement). The total target grant values and the number of Transaction PRSUs awarded to each Named Executive Officer is shown below.

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EXECUTIVE COMPENSATION

If the Sprint Combination fails to close, 100% of the Transaction PRSUs will vest on the second vesting date. The delay in vesting, coupled with the actual value at vest of the Transaction PRSUs being entirely dependent on our RTSR, ensures recipients will be incented to refocus at that time and maximize shareholder value creation within the context of the resulting stand-alone Company.

Officer	Grant Date	Total Grant Target Value ($)	Target Number of PRSUs (#)
John J. Legere	4/29/2018	37,000,000	598,029
G. Michael Sievert	4/29/2018	20,000,000	323,259
Neville R. Ray	4/29/2018	12,187,500	196,986
David R. Carey	4/29/2018	5,719,000	92,436

The annual and special RSUs and PRSUs granted during 2018 are subject to accelerated vesting in certain circumstances as described below under

“— Potential Payments upon Termination or in Connection with a Change in Control”.

Performance-Based Long-Term Incentive Awards Vested in 2018

The annual PRSUs granted to each of the Named Executive Officers in 2015 had a three-year performance period that ended on February 25, 2018. Based on the Company’s RTSR at the end of the performance period, an adjustment percentage of 179% was earned for each Named Executive Officer. The number of 2015 PRSUs earned by each Named Executive Officer and paid in 2018 is set forth in the table below.

Officer	Target 2015 PRSUs ($)	RTSR Adjustment Percentage (%)	Earned PRSUs (#)
John J. Legere	260,163	179%	465,691
J. Braxton Carter	56,911	179%	101,870
G. Michael Sievert	65,041	179%	116,423
Neville R. Ray	39,025	179%	69,854
David R. Carey	36,098	179%	64,615

Perquisites

We generally do not provide perquisites to any executive officer, including the Named Executive Officers, beyond what all other employees may be eligible to receive. In 2018, we provided personal security for Mr. Legere due to the range of security issues encountered by chief executive officers of large public companies, particularly with respect to high-profile chief executive officers such as Mr. Legere. For fiscal year 2018, we paid approximately $16,000 toward Mr. Legere’s personal security. We also reimbursed Mr. Legere for legal fees and expenses (capped at $25,000) incurred in connection with the negotiation and preparation of an amendment to his employment agreement. In 2018, the Company also permitted the spouses of executive officers, including the Named Executive Officers, to attend one Board meeting and paid for certain incremental costs (excluding travel costs) associated with such attendance.

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits and a 401(k) savings plan (with an employer match up to 4%). We provide a non-qualified deferred compensation plan under which eligible participants may defer up to 75% of their base salary and 100% of their short-term incentive and annual RSUs. We do not provide any employer matching or discretionary allocations under the non-qualified deferred compensation plan.

Severance and Change-in-Control Benefits

We provide severance pay and other termination benefits to eligible executive officers, including the Named Executive Officers, whose employment is terminated, including due to corporate restructuring, and, in some cases, due to involuntary termination by us without cause, due to our non-renewal of the executive’s employment term, due to the executive’s retirement or due to the voluntary termination by the executive for good reason. We entered into Severance Letter Agreements with Messrs. Carter, Carey and Ray and certain other executive officers and a Retirement Letter with Mr. Carey (the “Carey Retirement Letter”) to provide security of transition income and benefit replacement that allow such executives to focus on our prospective business priorities that create value for stockholders. We believe the level of severance and termination benefits provided by these arrangements is consistent with the practices of our peer group and is necessary to attract and retain key employees. These benefits are provided pursuant to our Severance Guidelines, Executive Continuity Plan, 2013 Omnibus Incentive Plan, long-term incentive award agreements and, for each of Messrs. Legere, Sievert, Carey and Carter, pursuant to a written employment agreement, term sheet and/or letter agreement, as applicable. The adoption of the Carey Retirement Letter recognizes his contributions to the Company. These arrangements do not include any gross up for excise taxes imposed as a result of severance or other payments that are deemed made in connection with a change in control. The potential payments and benefits available under these arrangements are discussed further under “— Potential Payments upon Termination or in Connection with a Change in Control.”

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EXECUTIVE COMPENSATION

Other Matters

Tax and Accounting Considerations

Section 162(m) of the Code. The Internal Revenue Code (the “Code”) Section 162(m) generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and other “covered employees.” For taxable years beginning on or before December 31, 2017, this deduction limit included an exception for “qualified performance-based compensation”. The recently-enacted Tax Act amended certain provisions of Code Section 162(m), including eliminating the exemption for “qualified performance-based compensation” for tax years beginning after December 31, 2017. The Tax Act includes a grandfather provision, pursuant to which compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, will not be subject to the amendments made to Code Section 162(m) by the Tax Act. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Code Section 162(m). The Compensation Committee has historically considered the potential impact of Code Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs. However, the Compensation Committee retains the discretion and flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders, and, in light of the repeal of the performance-based compensation exception to Code Section 162(m), the Compensation Committee may in the future approve compensation that would not have qualified as performance-based compensation under Code Section 162(m) as in effect prior to the Tax Act.

Section 280G of the Code. Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. As discussed above, we do not provide tax gross-ups on income attributable to change in control and other executive arrangements.

Section 409A of the Code. Code Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and directors to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and directors, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Code Section 409A.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of performance-based RSUs, time-based RSUs and other equity-based awards under equity incentive award plans have been and will be accounted for under ASC Topic 718. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. For further information on our accounting for our stock-based compensation awards, refer to our Annual Report on Form 10-K for the year ended December 31, 2018.

Securities Trading Policy

Our policy on securities trading prohibits our directors, officers and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in options with respect to our securities. The policy also prohibits holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions

In 2014, the Compensation Committee adopted a policy of recoupment of compensation in certain circumstances. The policy provides that in the event the Company issues a restatement of its financial statements due to its material noncompliance with financial reporting requirements under U.S. securities laws, the Company will, to the extent permitted by governing law, require reimbursement from current and former executive officers for excess incentive compensation received at any time during the three-year period preceding the date on which the Company is required to prepare the accounting restatement if a lower payment would have occurred based on the restated results, regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. The policy is administered by the Section 16 Subcommittee, which has the sole discretion to seek recovery from an executive officer and may consider whether seeking recovery would be in the best interests of the Company, including the costs and benefits of seeking recovery and whether doing so may prejudice the interests of the Company, including in any related proceeding or investigation. All awards granted under the 2013 Omnibus Incentive Plan are subject to the requirements of Section 954 of the Dodd-Frank Act regarding the recovery of erroneously awarded compensation as well as any implementing rules and regulations under the Dodd-Frank Act, any policies adopted by the Company to implement such requirement, and any other compensation recovery policies that may be adopted from time to time by the Company.

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EXECUTIVE COMPENSATION

Stock Ownership Guidelines and Broad-Based Stock Ownership

Under our stock ownership guidelines, the Chief Executive Officer and all executive officers reporting to the Chief Executive Officer are expected to acquire and maintain ownership of shares of common stock equal in value to a specified multiple of the executive officer’s base salary measured as of the later of (i) the date we adopted the stock ownership guidelines (May 1, 2013) and (ii) the date on which he or she became an executive officer.

Position	Ownership Requirement
Chief Executive Officer	5x base salary
Executive Officers reporting to the CEO	3x base salary

Each executive officer is expected to meet the ownership guidelines within the later of (i) five years from the date we adopted the guidelines and (ii) the date on which he or she became an executive officer, and is expected to retain at least 50% of the net shares of common stock acquired through equity awards until the ownership thresholds are met.

∎ As of December 31, 2018, our Chief Executive Officer and each of the executive officers reporting to the Chief Executive Officer were in compliance with our stock ownership guidelines.

We believe that all employees should have a stake in the Company’s performance. Accordingly, we utilize a Company-wide annual equity award program. In addition, we implemented an Employee Stock Purchase Plan (“ESPP”) in 2015 to provide employees with a cost-effective vehicle to purchase stock.

Equity Granting Practices

The Compensation Committee has adopted an equity grant policy pursuant to which the Compensation Committee (or a subcommittee) may approve annual grants to executive officers and other members of the executive leadership team at a specified time each year. In addition to the annual grants, equity awards may be granted on a quarterly basis to new hires. We may also grant supplemental equity awards from time to time to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The Compensation Committee has delegated authority to the Company’s Executive Vice President, Human Resources, subject to certain terms and limitations as established by the Compensation Committee, to grant awards to employees who are not Section 16 officers.

Results of Stockholder Advisory Approval of Named Executive Officer Compensation

At the 2017 Annual Meeting of Stockholders, stockholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2016 as reported in the proxy statement. This say-on-pay proposal was approved by over 99% of the shares present and entitled to vote, and the Compensation Committee believes this affirms our stockholders’ strong support of our executive compensation program.

Accordingly, while the Compensation Committee considered the results of the 2017 advisory vote along with stockholder input and other factors discussed in this CD&A, it concluded that no changes to our compensation policies and practices were warranted in response to the stockholder advisory vote. The Board has previously determined to hold advisory say-on-pay votes every three years. Accordingly, the next advisory say-on-pay stockholder vote will occur in connection with the 2020 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and incorporated by reference into the 2018 Form 10-K.

The Compensation Committee:

Kelvin R. Westbrook, Chair

Christian P. Illek

Lawrence H. Guffey

Raphael Kübler

Olaf Swantee

34	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2018, 2017 and 2016 earned by or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
John J. Legere	2018	1,878,205	—	58,494,969	—	6,130,849	34,183	66,538,207
Chief Executive Officer	2017	1,618,590	—	16,278,923	—	5,666,666	67,027	23,631,206
	2016	1,500,000	—	12,898,115	—	5,610,000	51,800	20,059,915
J. Braxton Carter	2018	898,077	—	5,374,318	—	2,182,327	11,803	8,466,524
Executive Vice President and Chief Financial Officer	2017	845,192	—	8,128,113	—	2,155,241	28,192	11,156,737
	2016	724,135	—	4,339,167	—	1,692,665	10,600	6,766,567
G. Michael Sievert	2018	1,108,654	—	30,937,145	—	3,592,039	11,534	35,649,372
President and Chief Operating Officer	2017	944,231	—	14,699,399	—	3,210,384	36,729	18,890,743
	2016	800,000	—	5,320,028	—	2,244,000	10,600	8,374,628
Neville R. Ray	2018	879,808	—	22,293,403	—	2,590,177	11,511	25,774,898
Executive Vice President and Chief Technology Officer	2017	796,154	—	5,222,303	—	2,030,192	11,468	8,060,117
	2016	696,539	—	4,189,514	—	1,628,159	10,600	6,524,811
David R. Carey	2018	774,038	—	13,501,485	—	1,567,428	11,025	15,853,977
Executive Vice President, Corporate Services

(1)

The value of stock awards (consisting of RSUs and PRSUs at target level) is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a summary of the assumptions we apply in calculating these amounts. The aggregate grant date fair value of the PRSUs granted to our Named Executive Officers during 2018, assuming maximum performance, would be as follows: Mr. Legere, $109,373,048 (including $15,339,641 (for his annual PRSUs), $5,752,365 (for his Incremental PRSUs (as defined and discussed below)), and $88,281,041 (for his Transaction PRSUs)); Mr. Carter, $5,392,926; Mr. Sievert, $55,090,384 (including $6,831,048 (for his annual PRSUs) and $48,259,336 (for his Transaction PRSUs)); Mr. Ray, $39,528,704 (including $5,093,252 (for his annual PRSUs), $5,027,412 (for his February special one-time award of PRSUs), and $29,408,040 (for his Transaction PRSUs)); and Mr. Carey, $22,852,314 (including $4,179,500 (for his annual PRSUs), $5,027,412 (for his February special one-time award of PRSUs), and $13,645,402 (for his Transaction PRSUs)).

(2)

For 2018, represents amounts paid by the Company under the 2018 STIP, based on the achievement of certain Company performance measures during the year. For additional information, please see “— Annual Short-Term Incentives” above.

(3)	Amounts included in the “All Other Compensation” column are detailed in the table below.

Officer	401k Employer Match ($)	Legal Fee Reimbursement ($)	Security Arrangements ($)	Spousal Travel (1) ($)	Other (2) ($)	Total ($)
John J. Legere	—	18,375	15,784	—	25	34,183
J. Braxton Carter	11,000	—	—	509	294	11,803
G. Michael Sievert	11,000	—	—	509	25	11,534
Neville R. Ray	11,000	—	—	486	25	11,511
David R. Carey	11,000	—	—	—	25	11,025

(1)	Converted from Euro to US Dollars using the exchange rate of 1.1680 as of September 18, 2018, 1.1671 as of September 19, 2018, and 1.1779 as of September 20, 2018.
(2)	Amounts reflect the value of gifts provided to the Named Executive Officers at employee recognition events (i.e. T-shirts, sunglasses, etc.).

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EXECUTIVE COMPENSATION

2018 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2018, to the Named Executive Officers.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (3) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Legere	STIP			189,224	3,784,475	7,568,950	—	—	—	—	—
	PRSU	2/15/2018	2/14/2018	—	—	—	31,506	126,024	252,048	—	7,669,821
	RSU	2/15/2018	2/14/2018	—	—	—	—	—	—	63,012	3,808,445
	PRSU	2/15/2018	2/14/2018	—	—	—	11,815	47,259	94,518	—	2,876,183
	PRSU	4/29/2018	4/27/2018	—	—	—	149,507	598,029	1,196,058	—	44,140,520
J. Braxton Carter	STIP			67,356	1,347,115	2,694,230	—	—	—	—	—
	PRSU	2/15/2018	2/14/2018	—	—	—	11,077	44,306	88,612	—	2,696,463
	RSU	2/15/2018	2/14/2018	—	—	—	—	—	—	44,306	2,677,855
G. Michael Sievert	STIP			110,865	2,217,308	4,434,616	—	—	—	—	—
	PRSU	2/15/2018	2/14/2018	—	—	—	14,030	56,121	112,242	—	3,415,524
	RSU	2/15/2018	2/14/2018	—	—	—	—	—	—	56,121	3,391,953
	PRSU	4/29/2018	4/27/2018	—	—	—	80,815	323,259	646,518	—	24,129,668
Neville R. Ray	STIP			79,944	1,598,874	3,197,749	—	—	—	—	—
	PRSU	2/15/2018	2/14/2018	—	—	—	10,461	41,844	83,688	—	2,546,626
	RSU	2/15/2018	2/14/2018	—	—	—	—	—	—	41,844	2,529,051
	PRSU	2/15/2018	2/14/2018	—	—	—	11,815	47,259	94,518	—	2,513,706
	PRSU	4/29/2018	4/27/2018	—	—	—	49,247	196,986	393,972	—	14,704,020
David R. Carey	STIP			48,377	967,548	1,935,096	—	—	—	—	—
	PRSU	2/15/2018	2/14/2018	—	—	—	8,584	34,337	68,674	—	2,089,750
	RSU	2/15/2018	2/14/2018	—	—	—	—	—	—	34,337	2,075,328
	PRSU	2/15/2018	2/14/2018	—	—	—	11,815	47,259	94,518	—	2,513,706
	PRSU	4/29/2018	4/27/2018	—	—	—	23,109	92,436	184,872	—	6,822,701

(1)	Represents the threshold, target and maximum amounts of annual cash incentive compensation that might have become payable to each Named Executive Officer for performance under the 2018 STIP.
(2)	Represents the threshold, target and maximum number of shares that might be paid pursuant to PRSU awards granted during 2018.
(3)

The value of RSUs and PRSUs (at target level) is determined using the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a summary of the assumptions we apply in calculating these amounts.

Employment Arrangements

Employment Agreement with Mr. Legere. During 2018, the Company was party to an amended and restated employment agreement with Mr. Legere (the “Legere Employment Agreement”). In connection with the execution of the Business Combination Agreement, the Company and Mr. Legere entered into an amendment to the Legere Employment Agreement (the “2018 Legere Amendment”), effective as of April 29, 2018.

Prior to the 2018 Legere Amendment, the term of the Legere Employment Agreement extended through April 1, 2019, and automatically extended for successive one-year terms thereafter (unless either party provided notice of non-renewal).

Pursuant to the Legere Employment Agreement, as in effect prior to the 2018 Legere Amendment, Mr. Legere was entitled to (i) an annual base salary of $1,666,667, and (ii) an annual incentive plan target of no less than $3,333,333 (with a maximum award equal to 200% of target). The Legere Employment Agreement also provides that Mr. Legere is entitled to employee benefits to the same extent and on the same terms as such benefits are provided generally by the Company to its senior managers.

Pursuant to the Legere Employment Agreement (as in effect prior to the 2018 Legere Amendment), commencing with calendar year 2018, Mr. Legere was entitled to annual long-term incentive awards with a target value equal to $15,000,000, allocated as follows: (i) 20% of such value was to be granted in the form of PRSUs (the “Incremental PRSUs”); and (ii) with respect to the remaining 80% of such value, (a) one-third of such remaining value was to be granted in the form of annual RSUs and (b) two-thirds of such remaining value was to be granted in the form of annual PRSUs.

In addition, pursuant to the Legere Employment Agreement, Mr. Legere is entitled upon request to certain Company-paid financial planning advice in connection with potential change in control payments under Code Section 280G.

2018 Legere Amendment. The 2018 Legere Amendment amended the Legere Employment Agreement to (i) extend the term of Mr. Legere’s employment thereunder through April 30, 2020 (with Mr. Legere’s employment automatically terminating on such date, unless terminated earlier) and (ii) increase (A) Mr. Legere’s annual base salary to $2,000,000, (B) Mr. Legere’s target annual incentive award to $4,000,000 and (C) the target grant-date value of Mr. Legere’s annual long-term incentive awards (commencing with calendar year 2019) to $17,250,000 (allocated among annual RSUs, annual PRSUs and Incremental PRSUs in the same manner described above). In addition, concurrently with the entrance into the 2018 Legere Amendment, Mr. Legere was granted an award of Transaction PRSUs, with an approximate aggregate grant-date value of $37,000,000. See “— Long-Term Incentive Awards Granted in 2018” above for additional information.

The 2018 Legere Amendment also provides that the Company will reimburse Mr. Legere for up to $25,000 in legal fees incurred in connection with the negotiation of such amendment.

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EXECUTIVE COMPENSATION

Term Sheet with Mr. Sievert. During 2017, the Company was party to an amended and restated term sheet with Mr. Sievert (the “Sievert Term Sheet”). In connection with the execution of the Business Combination Agreement, the Company and Mr. Sievert entered into an amendment to the Sievert Term Sheet, effective as of April 29, 2018 (the “2018 Sievert Amendment”).

Pursuant to the Sievert Term Sheet (as in effect prior to the 2018 Sievert Amendment), Mr. Sievert was entitled to (i) an annual base salary of $950,000, (ii) an annual incentive plan target of 200% of his base salary, and (iii) an annual long-term incentive plan award with a target value of $7,125,000. The Sievert Term sheet also provides that Mr. Sievert is eligible to receive any employee benefits provided broadly to executives at his level in the future (except as would result in a duplication of benefits).

2018 Sievert Amendment. The 2018 Sievert Amendment amended the Sievert Term Sheet to reflect Mr. Sievert’s new position as President and Chief Operating Officer of the Company, effective as of April 29, 2018 (as ratified by the Board on June 13, 2018), and to provide for his service as President and Chief Operating Officer of the combined entity resulting from the closing of the Sprint Combination. In addition, the 2018 Sievert Amendment increases (i) Mr. Sievert’s annual base salary to $1,200,000, and (ii) the target grant-date value of Mr. Sievert’s annual long-term incentive awards (commencing with calendar year 2019) to $10,350,000. In addition, concurrently with the entrance into the 2018 Sievert Amendment, Mr. Sievert was granted an award of Transaction PRSUs, with an approximate aggregate grant-date value of $20,000,000. See “— Long-Term Incentive Awards Granted in 2018” above for additional information.

Employment Agreement with Mr. Carter. During 2018, the Company was party to an amended and restated employment agreement with Mr. Carter (the “Carter Employment Agreement”). In connection with the execution of the Business Combination Agreement, the Company and Mr. Carter entered into an amendment to the Carter Employment Agreement (the “2018 Carter Amendment”), effective as of April 29, 2018. Effective March 25, 2019, the Company and Mr. Carter entered into a second amendment to the Carter Employment Agreement (the “2019 Carter Amendment”). The terms of the 2019 Carter Amendment (which were not in effect in 2018) are described below under “— 2019 Carter Amendment”.

Pursuant to the Carter Employment Agreement (as in effect during 2018 prior to the 2018 Carter Amendment), the term of the Carter Employment Agreement extended through March 1, 2019, unless extended or earlier terminated by the parties.

In addition, pursuant to the Carter Employment Agreement as in effective during 2018, Mr. Carter is entitled to receive (i) an annual base salary of $850,000, (ii) an annual incentive plan target of 150% of his eligible base earnings, (iii) an annual long-term incentive award with a target value of 250% of his total target cash compensation, (iv) a one-time special cash bonus equal to $2,500,000 (the full amount was paid in March 2019), (v) a one-time award of time-based RSUs with a target value of $2,500,000 (the award vested in full on March 1, 2019); and (vi) employee benefits to the same extent and on the same terms as such benefits are provided generally by the Company to its similarly-situated executives.

2018 Carter Amendment. The 2018 Carter Amendment amended the Carter Employment Agreement to provide that Mr. Carter’s employment thereunder will continue until the first to occur of the following dates: (1) if the Sprint Combination closes, the 20th day following the

Company’s (or combined entity’s) first quarterly or annual financial filing following the closing; or (2) if the Sprint Combination is terminated and (a) public announcement thereof is made prior to March 1, 2019, (x) the 20th day following the Company’s next quarterly or annual financial filing after such public announcement if the deadline for such financial filing is after March 1, 2019, or (y) March 1, 2019 if the deadline for the Company’s next quarterly or annual financial filing after such public announcement is before March 1, 2019, and (b) public announcement thereof is made following March 1, 2019, the 20th day following the first quarterly or annual financial filing made by the Company after such public announcement. The 2018 Carter Amendment also clarifies that Mr. Carter’s employment will automatically terminate upon the expiration of his employment term (unless earlier terminated).

2019 Carter Amendment. The 2019 Carter Amendment amended the Carter Employment Agreement to provide that the term of Mr. Carter’s employment thereunder will continue until the first to occur of the following dates: (1) December 31, 2019; (2) if the Sprint Combination closes prior to December 31, 2019, the 20th day following the first quarterly or annual financial filing made by the combined entity after the closing; or (3) if, prior to December 31, 2019, the Company publicly announces that the Sprint Combination has been terminated, the 20th day following the first quarterly or annual financial filing made by the Company after such public announcement. The 2019 Carter Amendment also increased Mr. Carter’s annual base salary to $950,000, effective as of December 16, 2018.

Following entrance into the 2019 Carter Amendment, Mr. Carter was granted (i) a one-time award of PRSUs with respect to a number of shares of Company common stock equal to $156,250 divided by the average closing price of the Company’s common stock for the 30 calendar day-period ending five business days prior to February 15, 2019, rounded up to the nearest whole PRSU (the “True-Up PRSUs”) and (ii) a one-time award of RSUs with respect to a number of shares of Company common stock equal to $156,250 divided by the average closing price of the Company’s common stock for the 30 calendar day-period ending five business days prior to February 15, 2019, rounded up to the nearest whole RSU (the “True-Up RSUs”). The True-Up PRSUs and True-Up RSUs are subject to the same vesting schedule and other terms and conditions (including, with respect to the True-Up PRSUs, performance goals) applicable to the annual awards of PRSUs and RSUs granted to Mr. Carter on February 15, 2019.

In addition, following entrance into the 2019 Carter Amendment, Mr. Carter was granted a one-time award of PRSUs with an aggregate value (based on the volume weighted average price of the Company’s common stock during the 90 calendar day period ending with (and including) April 27, 2018) of $3,500,000. These PRSUs are generally subject to the same terms and conditions as the PRSUs granted to Mr. Carter under the Plan on February 15, 2018, except that (i) fifty percent (50%) of the PRSUs will vest on the earlier of the closing of the Sprint Combination or the third anniversary of April 29, 2018, and (ii) the remaining fifty percent (50%) of the PRSUs will vest on the third anniversary of April 29, 2018, subject to Mr. Carter’s continued employment through the applicable vesting date (except as otherwise set forth in the Carter Employment Agreement (as amended) and PRSU award agreement).

Term Sheet with Mr. Carey. In connection with the execution of the Business Combination Agreement, effective as of April 29, 2018 the Company entered into a compensation term sheet with Mr. Carey (the “Carey Term Sheet”). The term of the Carey Term Sheet extends through

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EXECUTIVE COMPENSATION

April 29, 2020, unless earlier terminated. Pursuant to the Carey Term Sheet, Mr. Carey is entitled to (i) an annual base salary of $775,000, (ii) a target annual incentive award equal to 125% of his eligible earnings, and (iii) commencing with calendar year 2019, annual long-term incentive awards with an aggregate target grant-date value of no less than $4,359,375. Concurrently with the entrance into the Carey Term Sheet, Mr. Carey was granted an award of Transaction PRSUs, with an approximate aggregate grant date value of $5,719,000. See “— Long-Term Incentive Awards Granted in 2018” above for additional information.

See “— Potential Payments upon Termination or in Connection with a Change in Control” for information regarding payments payable upon termination of employment of the Named Executive Officers.

Cash and Incentive Compensation

Non-Equity Incentive Plan Awards.    The 2018 Summary Compensation Table includes payments received under the 2018 STIP for the performance period ended December 31, 2018. The 2018 Grants of Plan-Based Awards Table includes the range of potential payouts of awards granted under the 2018 STIP.

Equity Incentive Plan Awards.    All of the Named Executive Officers received equity awards consisting of both RSUs that vest in three annual installments beginning in February 2019, subject to continued service through the applicable vesting dates, and PRSUs that vest based on the relative performance of the Company’s TSR compared to that of the peer group over a three-year measurement period, subject to continued service through the end of the measurement period (in each case, except as described below). See “— Long-Term Incentives” above for more information.

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Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2018. The number of PRSUs (and related market value) set forth below assume attainment of maximum Company performance (200% of target). As a result, the values disclosed are materially higher than the actual trending value as of December 31, 2018. Actual value received at vest will be based on Company performance at that time.

				Option Awards					Stock Awards
Name	Type of Award	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- Money Options/ SARs at Fiscal Year-End ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (7) ($)
				Exercisable (#)	Unexercisable (#)
John J. Legere	PRSU	4/29/2018	(1)	—	—	—	—	—	—	—	598,029	76,081,249
	RSU	2/15/2018	(3)	—	—	—	—	—	63,012	4,008,193	—	—
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	47,259	6,012,290
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	126,024	16,032,773
	PRSU	4/1/2017	(2)	—	—	—	—	—	—	—	48,757	6,202,866
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	130,018	16,540,890
	RSU	2/25/2017	(3)	—	—	—	—	—	43,340	2,756,857	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	215,112	27,366,549
	RSU	2/25/2016	(3)	—	—	—	—	—	35,852	2,280,546	—	—
J. Braxton Carter	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	44,306	5,636,609
	RSU	2/15/2018	(3)	—	—	—	—	—	44,306	2,818,305	—	—
	RSU	12/22/2017	(4)	—	—	—	—	—	40,545	2,579,067	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	43,170	5,492,087
	RSU	2/25/2017	(3)	—	—	—	—	—	28,780	1,830,696	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	54,829	6,975,345
	RSU	2/25/2016	(3)	—	—	—	—	—	18,277	1,162,600	—	—
G. Michael Sievert	PRSU	4/29/2018	(1)	—	—	—	—	—	—	—	323,259	41,125,010
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	56,121	7,139,714
	RSU	2/15/2018	(3)	—	—	—	—	—	56,121	3,569,857	—	—
	PRSU	2/25/2017	(5)	—	—	—	—	—	—	—	57,899	7,365,911
	RSU	2/25/2017	(6)	—	—	—	—	—	38,600	2,455,346	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	57,899	7,365,911
	RSU	2/25/2017	(3)	—	—	—	—	—	57,899	3,682,955	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	67,223	8,552,110
	RSU	2/25/2016	(3)	—	—	—	—	—	22,408	1,425,373	—	—
Neville R. Ray	PRSU	4/29/2018	(1)	—	—	—	—	—	—	—	196,986	25,060,559
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	47,259	6,012,290
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	41,844	5,323,394
	RSU	2/15/2018	(3)	—	—	—	—	—	41,844	2,661,697	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	40,631	5,169,076
	RSU	2/25/2017	(3)	—	—	—	—	—	27,088	1,723,068	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	52,938	6,734,772
	RSU	2/25/2016	(3)	—	—	—	—	—	17,646	1,122,462	—	—
David R. Carey	PRSU	4/29/2018	(1)	—	—	—	—	—	—	—	92,436	11,759,708
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	47,259	6,012,290
	PRSU	2/15/2018	(2)	—	—	—	—	—	—	—	34,337	4,368,353
	RSU	2/15/2018	(3)	—	—	—	—	—	34,337	2,184,177	—	—
	PRSU	2/25/2017	(2)	—	—	—	—	—	—	—	30,854	3,925,246
	RSU	2/25/2017	(3)	—	—	—	—	—	20,570	1,308,458	—	—
	PRSU	2/25/2016	(2)	—	—	—	—	—	—	—	34,956	4,447,102
	RSU	2/25/2016	(3)	—	—	—	—	—	11,652	741,184	—	—

(1)

Transaction PRSUs which vest based on the relative performance of the Company’s TSR compared to that of the peer group, subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award or employment agreement), as follows: (i) for Mr. Legere, 50% of the Transaction PRSUs vest on the earlier of the closing of the Sprint Combination or April 30, 2020, and the remaining 50% vest on April 30, 2020, (ii) for Mr. Carey, 50% of the Transaction PRSUs vest upon the earlier of the closing of the Sprint Combination or April 29, 2020, and the remaining 50% vest on April 29, 2020, and (iii) for Messrs. Sievert and Ray, 50% of the Transaction PRSUs vest upon the earlier of the closing of the Sprint Combination or April 29, 2021, and the remaining 50% vest on April 29, 2021. For additional information, see “— Special Equity Awards in 2018” above.

(2)

PRSUs which vest upon the conclusion of a three-year performance period commencing on the grant date based on the relative performance of the Company’s TSR compared to that of the peer group over the performance period, subject to continued service through the end of the performance period (except as otherwise provided in the applicable award or employment agreement) (with the exception of Mr. Legere’s 2017 True-Up PRSUs which vest on February 25, 2020).

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EXECUTIVE COMPENSATION

(3)

RSUs vest in annual installments with respect to one-third of the shares on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date (except as otherwise provided in the applicable award or employment agreement).

(4)	RSUs which vested in full on March 1, 2019.
(5)	PRSUs which vested on February 25, 2019 based on the relative performance of the Company’s TSR compared to that of the peer group from February 25, 2017 through February 25, 2019.
(6)	RSUs which vested in full on February 25, 2019.
(7)

Calculated based on the number of PRSUs that may be earned upon achievement of the maximum performance level or number of time-based RSUs, as applicable, multiplied by the closing price of our common stock on December 31, 2018 of $63.61 per share. In calculating the number of PRSUs and their value, we are required by SEC rules to compare the Company’s performance through 2018 under each outstanding PRSU grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts.

Option Exercises and Stock Vested for Fiscal Year 2018 Table

The following table sets forth certain information with respect to restricted stock units vesting during the fiscal year ended December 31, 2018, with respect to the Named Executive Officers. There were no option exercises during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John J. Legere	—	—	566,573	34,028,374
J. Braxton Carter	—	—	153,507	9,219,630
G. Michael Sievert	—	—	179,811	10,799,449
Neville R. Ray	—	—	114,052	6,849,963
David R. Carey	—	—	98,584	5,920,955

(1)	Included in the amount listed in this column is vesting of deferred RSUs by Mr. Ray in the amount of $187,988 with payment deferred until after retirement.

2018 Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and the aggregate balance of total deferrals as of December 31, 2018.

Name	Executive Contributions in Last Fiscal Year (1)($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End (2)($)
John J. Legere	—	—	—
J. Braxton Carter	—	(74,839)	2,567,421
G. Michael Sievert	—	—	—
Neville R. Ray	187,988	(385,487)	5,810,246
David R. Carey	234,147	(61,348)	837,381

(1)	Of the amounts listed in this column, the following aggregate amounts were reported in the Summary Compensation Table for 2018: Mr. Carey, $234,147.
(2)	Of the amounts listed in this column, the following aggregate amounts were reported in the Summary Compensation Tables in proxy statements for 2016 and 2017: Mr. Carter, $677,066.

All of the Named Executive Officers are eligible to participate in the Company’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”). However, only Messrs. Carter, Ray and Carey have elected to do so. Under the terms of the Deferred Compensation Plan, participants are eligible to defer up to 75% of their base salary, 100% of their annual incentive compensation and 100% of annual RSU awards. All amounts attributable to participant deferrals under the Deferred Compensation Plan are fully vested at all times. We did not provide any employer matching or discretionary allocations under the Deferred Compensation Plan for 2018.

Participants choose how their deferrals (and their account balances) will be allocated among the national investment funds available under the Deferred Compensation Plan. For 2018, there were 18 funds for deferral of base salary and incentive compensation, which did not include a Company stock fund. Any deferred RSUs would be credited to a Company stock fund.

A participant’s account balance under the Deferred Compensation Plan will be distributed in a lump-sum when the participant terminates employment, unless termination is due to retirement or disability, in which case the participant can elect annual installments over two to 15 years. For this purpose, “retirement” means termination of employment on or after either (i) the date on which the sum of the participant’s age and years of service equals 65 or (ii) the date on which the participant completes ten years of service. Participants may also elect to have amounts attributable to their deferrals for a particular year distributed (or commence to be distributed) as of a specified date in a lump sum or in annual installments over two to five years, even if they are still employed by the Company on that date. Generally, the specified date for base salary and incentive compensation distribution may not be earlier than the first day of the second year beginning after the year in which such amounts are deferred and for RSUs may not be earlier than the first day of the fourth year beginning after the year in which such amounts are deferred.

If a participant’s employment with the Company terminates prior to the in-service distribution date specified by the participant or while in-service distribution installment payments are being made, then any portions of the participant’s account balances that are subject to specified distribution date elections will be distributed upon termination of employment, as described above.

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If a participant dies before his or her entire interest under the Deferred Compensation Plan has been distributed, his or her remaining interest will be distributed in a lump sum to his or her beneficiary.

If a participant’s employment terminates within 24 months following a change in control (as defined in the Company’s 2013 Omnibus Incentive Plan), then all amounts credited to his accounts under the Deferred Compensation Plan will be paid to the participant in a lump sum within 90 days after such termination. Similarly, if a change in control occurs after a participant retires or becomes disabled, any undistributed amounts remaining in such participant’s accounts under the Deferred Compensation Plan will be distributed in a lump sum within 90 days after the change in control. Notwithstanding the foregoing, if a participant is a “specified employee” for purposes of Code Section 409A at the time his or her employment with the Company terminates, then distributions on account of termination of employment will not be made (or commence to be made) prior to the earlier of the participant’s death or the six-month anniversary of the participant’s termination of employment. Each of the Named Executive Officers is a specified employee for this purpose. Distributions are made in cash or stock, as applicable.

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

Potential Compensation and Benefits upon Qualifying Termination

The following describes potential compensation and benefits that may be made to Named Executive Officers experiencing a qualifying separation from service. To the extent that a Named Executive Officer is eligible for severance benefits under any arrangements below, that person may not receive any duplicative benefits.

Potential Payments upon Termination or in Connection with a Change in Control

The following describes and quantifies the estimated amount of potential payments and benefits that would be provided to each of our current Named Executive Officers under the Company’s compensation plans and agreements in the event of a termination of employment and/or change in control of the Company.

Named Executive Officers are subject to covenants regarding protection of confidential information, a non-compete and certain other restrictive covenants regarding solicitation of employees or customers for a period through one year after termination of employment. For Mr. Legere, this period is two years after termination of employment and for Mr. Carey (upon a retirement only), this period is the later of one year after his retirement or the last date on which any RSUs and/or PRSUs are paid to Mr. Carey under the Carey Retirement Agreement (as defined and discussed below).

Termination Due to Death or Disability

Upon a termination of the applicable executive’s employment due to death or disability, each Named Executive Officer is entitled to receive (i) an unpaid annual incentive award from the preceding fiscal year (if any); (ii) a target annual incentive award for the current fiscal year; and (iii) for Mr. Carter, a prorated portion of his special cash bonus of $2,500,000 (the full amount was paid in March 2019) (discussed above under

“Employment Arrangements – Employment Agreement with Mr. Carter”). In addition, (a) any unearned time-based long-term incentive awards (“LTI awards”) then-held by the Named Executive Officer will become immediately earned and vested, and (b) any performance-based LTI awards will vest and be paid at target as of the date of the executive’s separation from service.

Termination Without Cause or for Good Reason

(No Change in Control)

Under their respective employment arrangements with the Company (prior to the 2018 and 2019 amendments discussed above under “Employment Arrangements”), upon a termination of the applicable executive’s employment by us without “cause,” by the executive for “good reason” (or, for Mr. Sievert, due to a “constructive termination”) (each, as defined in the applicable employment arrangement), or, in the case of Mr. Legere, due to the expiration of his employment term, each of Messrs. Legere, Sievert and Carter will (subject to his timely execution and non-revocation of a release of claims in favor of the Company and, for Mr. Legere, his compliance with certain restrictive covenants) be entitled to receive:

∎	a lump-sum cash payment equal to two times the sum of his annual base salary and then-current target annual incentive award;
∎	his unpaid annual incentive award from the preceding fiscal year (if any);
∎	a prorated portion of his annual incentive award for the current fiscal year, based on actual performance;
∎	for Mr. Carter, a prorated portion of his special cash bonus (if not previously paid);
∎	with respect to their LTI awards:
∎	For Messrs. Sievert and Carter, (a) accelerated vesting of the next tranche of any time-based LTI awards and (b) pro-rata vesting of any performance-based LTI awards (subject to adjustment based on actual performance during the applicable performance period);
∎	For Mr. Legere, (a) full vesting of any then-outstanding time-based LTI awards and (b) with respect to any performance-vesting LTI awards (including any PRSUs), such awards will become vested and earned as of the date of termination based on actual performance through the termination date, except that the accelerated vesting of Mr. Legere’s Incremental PRSUs, described above, and True-Up PRSUs granted in 2017 will be subject to Mr. Legere’s satisfactory participation and cooperation in, and assistance with, succession planning (including his satisfactory and orderly transition of duties and responsibilities to his successor) after any notice of qualifying termination is provided until the termination date, with such determination to be made by the Section 16 Subcommittee in its good faith sole discretion; and
∎	Company-paid group medical and dental benefits for up to 18 months (for Mr. Legere) or 12 months (for Mr. Carter) following termination.

The April 2018 Amendments to the employment arrangements for Messrs. Legere, Sievert and Carter amended the foregoing severance provisions as follows:

∎	Mr. Legere’s severance benefits were updated to include Company-paid office space and executive assistant (not to exceed $25,000 per month in the aggregate) for 18 months following termination (in addition to the payments and benefits outlined above).
∎

For Mr. Sievert, (i) in addition to the payments and benefits outlined above, he will be entitled to (a) 12 months of Company-paid outplacement services following termination and (b) Company-paid group medical and dental benefits for up to 18 months following termination; and (ii) in lieu of the accelerated vesting described above,

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EXECUTIVE COMPENSATION

he will be entitled to (a) full vesting of any then-outstanding time-based LTI awards and (b) unless the applicable award agreement provides for better treatment,(i) pro-rata vesting of a portion of each performance-based LTI award based on the portion of the performance period completed as of termination and based on actual performance, and (ii) pro-rata vesting of a portion of each performance-based LTI award based on the portion of the performance period left to be completed based on target performance.

∎	For Mr. Carter, the payments and benefits outlined above will also be payable upon the expiration of his employment term (subject to his execution of a release).

The 2019 Carter Amendment further amended the severance provisions set forth in the Carter Employment Agreement to provide that, if Mr. Carter’s employment terminates on December 31, 2019 due to the expiration of his employment term (and neither the closing nor a public announcement of the termination of the Sprint Combination has occurred prior to such date), Mr. Carter’s LTI awards will be subject to accelerated vesting in accordance with the terms set forth in his Severance Letter Agreement (as defined and discussed below), rather than in accordance with the terms of the Carter Employment Agreement.

Termination Due to Retirement

On February 19, 2018, the Company entered into a letter agreement regarding eligibility for certain payments and benefits with Mr. Carey (the “Carey Retirement Agreement”). Pursuant to the Carey Retirement Agreement, upon Mr. Carey’s voluntary resignation from the Company for any reason on or after September 3, 2018, he will be entitled to receive (subject to his timely execution and non-revocation of a release of claims in favor of the Company):

∎	a prorated portion of his annual incentive award for the current fiscal year, based on actual performance through the calendar quarter ending immediately prior to termination (or, for a termination during the first calendar quarter of any year, at target);
∎	with respect to his LTI awards:
∎	his RSUs shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreements; and
∎	his PRSUs (except for his one-time special PRSUs granted on February 15, 2018 and his Transaction PRSUs) shall remain outstanding and shall continue to vest and be paid in accordance with the terms of the applicable award agreement based on the lesser of (i) actual performance during the full performance period or (ii) actual performance during the portion of the performance period ending on the termination date;
∎	Company-paid group medical and dental benefits for up to 18 months following termination; and
∎	continued eligibility for the Company’s employee mobile service discount program.

In addition, under the Carey Retirement Agreement, upon Mr. Carey’s death or disability following his retirement but prior to the last date on which any RSUs and/or PRSUs become vested in accordance with the Carey Retirement Agreement, his then-outstanding and unvested RSUs and PRSUs will vest in full as of the date of his death or disability, with actual performance for the PRSUs determined as if Mr. Carey had retired on such date.

Termination in Connection with a Corporate Restructuring, Business Combination or Change in Control

John J. Legere

Under the Legere Employment Agreement, as amended, upon termination by us without “cause,” by Mr. Legere for “good reason” or due to the Company’s non-renewal of the employment agreement in connection with a change in control, he would be entitled to receive (subject to his timely execution of a release of claims in favor of the Company and compliance with certain restrictive covenants) the benefits described above under “—Termination Without Cause or for Good Reason,” except that: (a) if such termination occurs on or within 24 months after a change in control, his prorated annual short-term incentive award for the current fiscal year will be paid at target; and (b) if such termination occurs on or within 12 months after a change in control, his performance-vesting LTI awards (including any PRSUs) will vest based on the greater of target or actual performance through the change in control.

Named Executive Officers (Other Than Mr. Legere)

Each of Messrs. Sievert, Carter, Ray and Carey participate in the Company’s Executive Continuity Plan, which provides that participants who are terminated within 24 months following a change in control of the Company without cause or by the participant due to a constructive termination or for good reason are entitled to receive (subject to the Named Executive Officer’s timely execution and non-revocation of a release of claims in favor of the Company) two times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s target annual short-term incentive award (i) at the time of termination, or (ii) immediately prior to the change in control, payable in a lump-sum amount within 60 days following termination. Any cash severance paid under the Executive Continuity Plan will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the employment arrangements for Messrs. Sievert and Carter).

In addition, pursuant to the 2013 Omnibus Incentive Plan and the award agreements governing the LTI awards for Messrs. Sievert, Carter, Ray and Carey, if (i) a change in control occurs and outstanding awards are assumed, converted or replaced by the resulting entity, and (ii) on or after the change in control and within one year after the change in control, the executive’s employment or service is terminated by the Company other than for cause or by the executive for good reason, then: (a) all time-based LTI awards will become fully vested, and (b) all performance-based LTI awards will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control. In addition, unless more favorable treatment is provided under the Executive Continuity Plan, each such Named Executive Officer’s annual incentive award will vest and be paid at the greater of target or actual performance determined as of the last trading day prior to the change in control.

Termination in Connection with the Sprint Combination

In connection with the execution of the Business Combination Agreement, effective as of April 29, 2018, the Company entered into severance letter agreements with Messrs. Carter, Ray and Carey (the “Severance Letter Agreements”). Each Severance Letter Agreement provides that, upon the applicable executive officer’s termination of employment without cause or for good reason, in either case, within 12 months following the first to

42	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

occur of (i) the closing of the Sprint Combination or (ii) the Company’s public announcement that the Sprint Combination will not close, such executive officer would be entitled to the following: (1) a lump-sum cash payment equal to two times the sum of the executive officer’s annual base salary plus then-current target annual incentive award; (2) a prorated annual incentive award for the year of termination, based on actual performance; (3) any earned, unpaid annual incentive award for the preceding fiscal year (if any); (4) full vesting of the executive’s time-based long-term incentive awards; (5) vesting of the executive’s performance-based long-term incentive awards based on actual performance through the termination date; (6) Company-paid medical and dental coverage up to 18 months following termination; and (7) Company-paid outplacement services for 12 months following termination.

As a condition of receiving the severance benefits under the Severance Letter Agreements, the applicable executive officer must execute a release of claims in favor of the Company and continue to comply with certain non-competition and non-solicitation restrictions for 18 months following termination (or 12 months if such termination occurs within 12 months following the date on which the Company publicly announces the Sprint Combination will not close). The severance benefits under the Severance Letter Agreements are in lieu of any other severance benefits (unless such other benefits are more favorable to the applicable executive).

Executive Severance Benefit Guidelines

Under the Company’s Executive Severance Benefit Guidelines (“Severance Guidelines”), which covers all Named Executive Officers, if, as a result of a corporate restructuring or business combination in which a Named Executive Officer is terminated or resigns after being offered a new position that would: (i) result in a greater than 5% reduction in total cash compensation, (ii) require a move to a work location more than 50 miles from the executive’s current work location, or (iii) significantly reduce their duties and responsibilities (including such a change to their existing position), then, in any such case, we will consider providing the applicable executive with the following benefits: (i) a lump-sum cash payment of two times the executive’s total target cash (composed of annual salary and target annual bonus); (ii) a prorated annual short-term incentive for the current fiscal year, based on actual performance; (iii) COBRA benefit payments for up to 12 months following termination; and (iv) 12 months of outplacement services valued at $6,500. Any cash severance paid under the Severance Guidelines will be reduced by any cash severance payments payable pursuant to any other severance plans or agreements (including amounts payable under the applicable executive’s employment arrangement and/or the Executive Continuity Plan (as applicable)).

“Best Pay” Provisions

The employment arrangements for each of Messrs. Legere, Sievert and Carter, as well as our Executive Continuity Plan, include “best pay” provisions under Code Section 280G, pursuant to which any “parachute payments” that become payable to the applicable Named Executive Officer will either be paid in full or reduced so that such payments are not subject to the excise tax under Code Section 4999, whichever results in the better after-tax treatment to the Named Executive Officer.

Change in Control (No Termination)

Pursuant to our 2013 Omnibus Incentive Plan and award agreements thereunder, in the event of a change in control of the Company in which outstanding awards are not assumed, converted or replaced by the resulting entity, (i) all time-based LTI awards will become vested, (ii) all performance-based LTI awards will be deemed to be satisfied and paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control, and (iii) all annual incentive awards will be paid at the greater of target or actual performance as of the last trading day prior to the change in control prorated up to and including the date of the change in control.

Definitions

For each of the Named Executive Officers, “cause” generally has the following meaning:

∎	the executive’s gross neglect or willful material breach of the executive’s principal employment responsibilities or duties;
∎	a final judicial adjudication that the participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its affiliates);
∎	the executive’s breach of any non-competition or confidentiality covenant between the participant and the Company or any affiliate of the Company;
∎	fraudulent conduct, as determined by a court of competent jurisdiction, in the course of the executive’s employment with the Company or any of its affiliates;
∎	the material breach by the executive of any other obligation that continues uncured for a period of 30 days after notice thereof by the Company or any of its affiliates and that is demonstrably injurious to the Company or its affiliates; and
∎	for Mr. Legere, his breach of his non-solicitation covenant, or his unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission that, in each case, in the view of the Board of Directors, constitutes a material breach of the Company’s written policies or Code of Conduct.

For Mr. Legere, “good reason” is defined as any of the following:

∎	a material diminution in base compensation, annual performance bonus target, or long-term incentive target or in the maximum potential amount payable with respect to any annual bonus or long-term incentive bonus award provided for under the Legere Employment Agreement (as amended by the 2018 Legere Amendment);
∎	a material diminution in authority, duties or responsibilities, including, without limitation, any change in title or the appointment of any person as a result of which Mr. Legere ceased to be the Company’s sole Chief Executive Officer, provided that it would not be good reason if, in connection with a change in control, Mr. Legere reported to the Board of Directors rather than the Chairman of the Board;
∎	a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Legere is required to report (including a requirement that he report to a corporate officer or employee instead of reporting directly to the Chairman of the Board);
∎	a change of 50 miles or greater in the principal geographic location at which he must perform services; or
∎	any other action or inaction that constitutes a material breach by the Company or the successor company, as applicable, of any agreement under which Mr. Legere provides services to the Company or the successor company, as applicable.

For Messrs. Sievert and Carter, “good reason” or “constructive discharge” generally has the same definition as in the Executive Continuity Plan, discussed below, except that it includes:

T-Mobile 2019 Proxy Statement	43

EXECUTIVE COMPENSATION

∎	for Mr. Sievert, (a) in the event of a change in control, Mr. Sievert does not become the sole Chief Operating Officer of the principal entity resulting from such change in control, (b) any reduction (rather than a material reduction) in total target direct compensation (which consists of base salary, long term incentive and short-term incentive), (c) a change in reporting relationship such that Mr. Sievert would report to anyone other than Mr. Legere or the Board of Directors, (d) in the event of a change in control, Mr. Sievert does not become Chief Executive Officer of the principal entity resulting from such change in control within six months after such change in control, and (e) Mr. Sievert does not become Chief Executive Officer of the principal entity resulting from the Sprint Combination within six months after the earlier of the date on which the closing of the Sprint Combination occurs or the date on which the Company publicly announces that the Sprint Combination will not close for any reason (as determined by the Company in its discretion); and
∎	for Mr. Carter, (a) a reduction by more than five percent (rather than a material reduction) in Mr. Carter’s then-effective total target direct compensation (which consists of his then-effective base salary, short-term incentive award and long-term incentive award) and (b) a change in reporting relationship such that Mr. Carter would report to anyone other than the Chief Executive Officer of the Company or the Board of Directors. In addition to the foregoing, neither the appointment or hiring of a new Chief Financial Officer (or the related change in Mr. Carter’s title) nor the requirement that Mr. Carter engage in any transition duties under his employment agreement will constitute good reason.

For purposes of the Executive Continuity Plan, “constructive termination” or “good reason” means, with respect to our Named Executive Officers (other than Mr. Legere), the occurrence, after a change in control, of any of the following conditions (as modified, for Messrs. Sievert and Carter, by their employment arrangements, as discussed above):

∎	a material diminution in the participant’s duties, authority or responsibilities;
∎	a material reduction in the participant’s base salary, target short-term incentive opportunity, or target long-term incentive opportunity as in effect immediately prior to the change in control, except for across-the-board salary reductions based on the Company’s and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries;
∎	a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the participant was entitled immediately prior to a change in control with the result that the participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees;
∎	the relocation of the office at which the participant was principally employed immediately prior to a change in control to a location more than 50 miles from the location of such office, or the participant being required to be based anywhere other than such office, except to the extent the participant was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the participant’s business travel obligations at the time of the change in control; or
∎	such other event, if any, as is set forth in the participant’s agreement regarding executive continuity benefits.

For each of our Named Executive Officers, “change in control” generally has the meaning set forth in the 2013 Omnibus Incentive Plan.

Estimated Payments

The following table presents the estimated compensation payable to each of the Company’s Named Executive Officers if a termination of employment and/or change in control (as applicable) had occurred as of December 31, 2018 under the circumstances described above. The amounts shown with respect to RSUs are based on the closing price of our common stock ($63.61 per share) on December 31, 2018. The estimated compensation is presented in the following benefit categories:

∎	Cash Severance: reflects cash severance (i) in the case of termination in connection with a corporate restructuring or a termination without cause (including, for Messrs. Legere and Carter, our non-renewal of his then-current employment term) or for good reason before a change in control under the Severance Guidelines, pursuant to the employment arrangements with Messrs. Legere, Sievert or Carter, and (ii) in the case of termination without cause or for good reason in connection with or after a change in control, under the Executive Continuity Plan;
∎	Time-Based RSUs: market value, as of December 31, 2018, of unvested time-based RSUs that would vest pursuant to the 2013 Omnibus Incentive Plan, related award agreements, the Carey Retirement Agreement and/or respective employment agreement or term sheet;
∎	Performance-Based RSUs: market value, as of December 31, 2018, of unvested performance-based RSUs (assuming performance at target) that would vest pursuant to the 2013 Omnibus Incentive Plan, related award agreements, the Carey Retirement Agreement and/or respective employment agreement or term sheet;
∎	2018 STIP: portion of 2018 short-term cash incentives that would be paid (i) pursuant to the 2018 STIP, (ii) under the employment arrangements with Messrs. Legere, Sievert or Carter, or (iii) the Carey Retirement Letter;
∎	Bonus: portion of special cash bonus that would be paid pursuant to the Carter Employment Agreement, as amended by the 2018 Carter Amendment;
∎	Medical Coverage: estimated value of payment for continued medical coverage under COBRA pursuant to (i) the terms of our Severance Guidelines, (ii) the employment arrangements with Messrs. Legere, Sievert or Carter, or (iii) the Carey Retirement Agreement;
∎	Continued Mobile Service Discounts: estimated value of these discounts pursuant to the terms of the Carey Retirement Agreement;
∎	Executive Office and Office Assistant: estimated potential value of this service pursuant to the terms under the 2018 Legere Amendment; and
∎	Outplacement Services: estimated potential value of this service pursuant to the terms of (i) our Severance Guidelines, or (ii) the Sievert Term Sheet.

The actual amounts that may become payable to our Named Executive Officers can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods.

Because the Sprint Combination had not closed or been publicly abandoned as of December 31, 2018, none of the Named Executive Officers would have become entitled to payments under the Severance Letter Agreements upon a qualifying termination on such date and, accordingly, the table below does not include amounts payable pursuant to those arrangements. Except in connection with a retirement by Mr. Carey, if an executive officer voluntarily leaves the Company, the executive officer is not entitled to any severance compensation.

44	T-Mobile 2019 Proxy Statement

EXECUTIVE COMPENSATION

Name	Termination in Connection with Restructuring Before a Change in Control ($)	Termination Without Cause or for Good Reason in Connection with or After a Change in Control (1) ($)	Death or Disability ($)
John J. Legere
Cash Severance	12,000,000	12,000,000	—
Time-Based RSUs	9,045,596	9,045,596	9,045,596
Performance-Based RSUs	74,118,308	74,118,308	74,118,308
2018 STIP	6,130,849	6,130,849	6,130,849
Office & Assistant	450,000	450,000	—
Medical Coverage	10,148	10,148	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	101,761,402	101,761,402	89,294,754
J. Braxton Carter
Cash Severance	4,500,000	4,500,000	—
Time-Based RSUs	5,596,450	8,390,668	8,390,668
Performance-Based RSUs	5,822,968	9,052,021	9,052,021
2018 STIP	2,182,327	2,182,327	2,182,327
Bonus	2,155,963	2,155,963	2,155,963
Medical Coverage	14,512	14,512	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	20,278,720	26,301,991	21,780,979
G. Michael Sievert
Cash Severance	7,200,000	7,200,000	—
Time-Based RSUs	11,133,531	11,133,531	11,133,531
Performance-Based RSUs	35,774,328	35,774,328	35,774,328
2018 STIP	3,592,039	3,592,039	3,592,039
Medical Coverage	29,910	29,910	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	57,736,307	57,736,307	50,499,897
Neville R. Ray
Cash Severance	5,400,000	5,400,000	—
Time-Based RSUs	2,871,207	5,507,227	5,507,227
Performance-Based RSUs	9,261,889	24,150,045	24,150,045
2018 STIP	2,590,177	2,590,177	2,590,177
Medical Coverage	21,875	21,875	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	20,151,648	37,675,824	32,247,448
David R. Carey
Cash Severance	3,487,500	3,487,500	—
Time-Based RSUs	2,123,450	4,233,818	4,233,818
Performance-Based RSUs	6,816,865	15,256,350	15,256,350
2018 STIP	1,567,428	1,567,428	1,567,428
Medical Coverage	15,021	15,021	—
Outplacement Services	6,500	6,500	—
Total Estimated Value	14,016,764	24,566,617	21,057,595

(1)

Upon Mr. Carey’s voluntary resignation from the Company as of December 31, 2018, he would have been entitled to: (i) 2018 pro-rata STIP (valued at $1,567,428 reflecting full year corporate performance (See “-Annual Short-Term Incentives” for more information)), (ii) continued vesting of his RSUs following retirement (valued at $4,233,818 reflecting market value of all outstanding RSUs as of December 31, 2018), (iii) continued vesting of his PRSUs except for his Special and Transaction PRSUs following retirement (valued at $6,370,351 reflecting market value of all such included outstanding PRSUs as of December 31, 2018), (iv) company-paid group medical and dental benefits for up to 18 months following termination, and (v) continued eligibility for the Company’s employee mobile service discount program (the cost of which depends on a variety of factors, including the future cost and duration of Mr. Carey’s mobile phone plan, and cannot be quantified at the time).

T-Mobile 2019 Proxy Statement	45

EXECUTIVE COMPENSATION

In addition to the items described above, the Named Executive Officers are entitled to receive amounts earned during the term of employment through the date of termination. These amounts, which are not included in the table, include earned base salary, vested awards under our long-term incentive awards, any vested entitlements under our applicable employee benefit plans, including vested 401(k) plan balances, and rights to continuation of coverage under our group medical plans at the Named Executive Officer’s expense.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Legere, our Chief Executive Officer. We have calculated the median of our employees’ 2018 total annual compensation (excluding our Chief Executive Officer) to be $59,653. Our Chief Executive Officer’s 2018 total annual compensation, as set forth in the 2018 Summary Compensation Table above (adjusted to include his employer-paid health benefits with respect to 2018), was $66,543,571. As a result, the estimated ratio of the total compensation of Mr. Legere to the median of the annual total compensation of our employees (other than the Chief Executive Officer) was 1,116 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the Securities and Exchange Commission. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

The total annual compensation for our Chief Executive Officer was atypically high in 2018 due to Mr. Legere’s receipt of a special one-time equity award, his Transaction PRSUs in connection with the Sprint Combination (see page 32 for details). If Mr. Legere’s Transaction PRSU award is removed from this calculation, his annualized total compensation for 2018, as adjusted, would be approximately $22.4 million and would result in a ratio of 376:1. We believe that this reduced compensation amount, and the resulting lower ratio, would provide a more accurate picture of the total annual compensation of our Chief Executive Officer in the ordinary course of business and the annual total compensation of our employees.

We identified the median employee by preparing a listing of all 51,900 individuals (excluding our Chief Executive Officer) who were employed by us on December 31, 2018, the last day of the calendar year, and examining the 2018 total compensation paid to each such individual as reflected in our payroll records for 2018. We included all employees (other than the Chief Executive Officer), whether employed on a full-time, part-time, or seasonal basis who received a paycheck in the final pay period of the year. We did not make any assumptions, adjustments, or estimates with respect to total compensation paid, and we did not annualize the compensation for any employees that were not employed by us for all of 2018. We believe the use of total compensation paid for all employees as reflected in our payroll records is a consistently applied compensation measure due to our large part-time, retail and customer service employee population and practice of granting annual equity awards across our broad employee base.

Using the method described above, we identified a small sample of 18 employees, consisting of the median employee and 17 other employees whose gross pay was very close to the median employee’s gross pay (“median group”). We then calculated annual total compensation for such employees using the same methodology we use for our Named Executive Officers as set forth in the 2018 Summary Compensation Table in this proxy statement, taking into account employer-paid costs for 2018 health benefits, and selected the median employee from this median group. We believe that our median employee’s compensation reasonably reflects the actual annual compensation of our employees generally in terms of realized pay and benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018, with respect to outstanding equity awards and shares available for future issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#) (c)
Equity Compensation Plans Approved by Stockholders					27,838,984	(5)
Stock Options	284,811	(1)	$14.58		—
RSUs	14,862,189	(2)(3)	—	(4)	—
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	15,147,000		$14.58	(4)	27,838,984	(5)

(1)

Granted under the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, and the Layer3 TV, Inc. 2013 Stock Plan.

(2)

Granted under the 2013 Omnibus Incentive Plan, including 354,459 shares of restricted shares issued in connection with the acquisition of Layer3 TV, Inc. (“Layer3”) pursuant to that certain Agreement and Plan of Merger, by and among the subsidiary of the Company, Layer3 and certain other parties named therein.

(3)	Includes performance-based RSUs assuming target performance.
(4)

RSUs do not have an exercise price and are not included in the weighted average exercise price. The weighted average exercise price is also determined without considering outstanding rights under the Company’s ESPP.

(5)

As of December 31, 2018, the number of securities remaining available for future issuance under the 2013 Omnibus Incentive Plan was 25,485,241 and under the ESPP was 2,353,743 (of which 1,172,511 were purchased on March 31, 2019 for the offering period that included December 31, 2018). In addition to RSUs, the 2013 Omnibus Incentive Plan authorizes the award of stock options, stock appreciation rights, restricted stock and other stock-based awards. The ESPP allows eligible employees to purchase shares at 85% of the lower of the fair market value on the first or last trading day of the six-month offering period. Although our ESPP includes an annual automatic increase of the number of shares available under the plan, since adoption of the plan in 2014, the Compensation Committee has determined that no additional shares were necessary to be added to the plan. Pursuant to the terms of our ESPP, the number of shares available for issuance under the ESPP will increase each year on the first day of our fiscal year in an amount equal to the lesser of (i) 5,000,000 shares and (ii) such smaller number as determined by the Compensation Committee, if any.

46	T-Mobile 2019 Proxy Statement

Security Ownership of Principal Stockholders and Management

The following table sets forth information, as of March 31, 2019, regarding the beneficial ownership of our common stock by:

∎	each of our directors;
∎	each of the Named Executive Officers;
∎	all of our directors and executive officers as a group; and
∎	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her. The number of shares of common stock used to calculate each listed person’s percentage ownership of each such class includes the shares of common stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after March 31, 2019.

	Common Stock Beneficially Owned

	Number	Percentage

Directors, Nominees and Named Executive Officers (1)
David A. Carey	226,795	*
J. Braxton Carter	211,601	*
Srikant M. Datar (2)	28,782	*
Lawrence H. Guffey	20,782	*
Timotheus Höttges	—	*
Christian P. Illek	—	*
Bruno Jacobfeuerborn	—	*
Raphael Kübler	—	*
Thorsten Langheim	—	*
John J. Legere	1,673,089	*
Neville R. Ray (3)	272,743	*
G. Michael Sievert	405,743	*
Olaf Swantee	—	*
Teresa A. Taylor	20,782	*
Kelvin R. Westbrook	20,782	*
All directors and executive officers as a group (19 persons)	3,421,265	*
Beneficial Owners of More Than 5%:
Deutsche Telekom AG (4) Friedrich-Ebert-Alle 140 53113 Bonn, Germany	538,590,941	63.0%

*	Represents less than 1%
(1)	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.
(2)

Includes 8,000 shares of common stock held by Datar Investment LLC and 13,424 shares held by Safari LLC. Mr. Datar is a co-manager of Datar Investment LLC and Safari LLC and has shared voting and investment power over the securities held by these entities.

(3)	Includes 6,250 shares of common stock from vested RSU’s that have been deferred.
(4)

According to the Schedule 13D/A filed by Deutsche Telekom on April 29, 2018, reflecting ownership of 538,590,941 shares of common stock as of April 29, 2018. The shares are held of record Deutsche Telekom Holding B.V., which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which in turn is a direct wholly owned subsidiary of Deutsche Telekom.

T-Mobile 2019 Proxy Statement	47

Transactions with Related Persons and Approval

RELATED PERSON TRANSACTIONS

Since the Metro Combination, we have not been a participant in any related person transactions (as defined in the Related Person Transaction Policy described below) other than as described below in “Transactions with Deutsche Telekom.” We are party to a number of related person transactions with our majority stockholder, Deutsche Telekom and its affiliates. These transactions include important financing arrangements and commercial arrangements pursuant to which we obtain or provide various services and/or license intellectual property or technology. Each of the related person transactions with Deutsche Telekom or its affiliates described below that were entered into from and after the consummation of the Metro Combination was reviewed and approved in accordance with our current Related Person Transaction Policy (the “Related Person Transaction Policy”), which includes consideration of whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties and whether the related person transaction is consistent with the best interests of the Company. All factors that are considered by the Audit Committee are described below.

RELATED PERSON TRANSACTION POLICY

Under the Company’s written Related Person Transaction Policy, any proposed or existing transaction, arrangement or relationship involving a director, director nominee, executive officer, or a member of the immediate family of any of the foregoing, or a greater than 5% owner of our stock (a “related person”), must be reviewed by our General Counsel to determine whether such transaction is a related person transaction. A “related person transaction” is any transaction, arrangement or relationship or any series of transactions, arrangements or relationships in which:

∎	the Company, or any of its subsidiaries, is, was or will be a participant;
∎	the aggregate amount involved exceeds, or may be expected to exceed, $120,000; and
∎	any related person has, had or will have a direct or indirect material interest.

A transaction, arrangement or relationship that is determined to be a related person transaction must be submitted to our Audit Committee for review, approval or ratification based on certain factors, including the following:

∎	the nature of the related person transaction and the terms of the related person transaction;
∎	the extent of the related person’s interest in the transaction;
∎	the business reasons for the Company to enter into the related person transaction;
∎	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties;
∎	whether the terms are comparable to those generally available in arm’s-length transactions with unaffiliated third parties;
∎	whether the related person transaction is consistent with the best interests of the Company; and
∎	in the case of any related person transaction involving an outside director of the Company, the potential impact of such related person transaction on such outside director’s independence and the Company’s continued compliance with the requirements under the Exchange Act, the NASDAQ rules, or other applicable rules, laws and regulations.

If the proposed related person transaction is with Deutsche Telekom or any of its affiliates while the Stockholder’s Agreement is in effect, the Audit Committee must unanimously approve such transaction or must submit such transaction to the full Board for approval.

TRANSACTIONS WITH DEUTSCHE TELEKOM

Certain of the related person transactions with Deutsche Telekom or its affiliates described below were not required to be approved in accordance with our current Related Person Transaction Policy because they were entered into prior to or in connection with the consummation of the Metro Combination, at which time Deutsche Telekom became a “related person” and our current Related Person Transaction Policy became effective.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement we entered into with Deutsche Telekom on April 30, 2013 in connection with the Metro Combination, we granted certain governance and other rights to Deutsche Telekom and Deutsche Telekom agreed to certain restrictions, as outlined below:

∎	So long as Deutsche Telekom’s stock ownership percentage is at least 10%, Deutsche Telekom has the right to designate as nominees for election to our Board a number of individuals in proportion to its stock ownership percentage, rounded to the nearest whole number. We and Deutsche Telekom have agreed to use our reasonable best efforts to cause the Deutsche Telekom designees to be elected to our Board.

∎	Each committee of the Board shall include in its membership a number of Deutsche Telekom designees in proportion to its stock ownership percentage, rounded to the nearest whole number, except to the extent such membership would violate applicable securities laws or stock exchange rules. No committee of the Board may consist solely of directors who are also officers, employees, directors or affiliates of Deutsche Telekom. We and Deutsche Telekom have agreed to use our reasonable best efforts to cause at least three members of our Board to be considered “independent” under SEC and NASDAQ rules, including for purposes of Rule 10A-3 promulgated under the Exchange Act.
∎	So long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, without Deutsche Telekom’s

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consent we are not permitted to take certain actions, including the incurrence of debt (excluding certain permitted debt) if our consolidated ratio of debt to cash flow for the most recently ended four full fiscal quarters for which financial statements are available would exceed 5.25 to 1.0 on a pro forma basis, the acquisition of any business, debt or equity interests, operations or assets of any person for consideration in excess of $1 billion, the sale of any of the Company’s or its subsidiaries’ divisions, businesses, operations or equity interests for consideration in excess of $1 billion, any change in the size of our Board, the issuances of equity securities in excess of 10% of our outstanding shares or for the purpose of redeeming or purchasing debt held by Deutsche Telekom, the repurchase or redemption of equity securities or the declaration of extraordinary or in-kind dividends or distributions other than on a pro rata basis, or the termination or hiring of our Chief Executive Officer.

∎	We must notify Deutsche Telekom any time it is reasonably likely that we will default on any indebtedness with a principal amount greater than $75 million, and Deutsche Telekom will have the right, but not the obligation, to provide us new debt financing up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default).
∎	As long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock, we must provide Deutsche Telekom with certain information and consultation rights, subject to certain confidentiality restrictions.
∎	During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our Board not to, support, enter into or vote in favor of any controlling stockholder transaction, unless such transaction is approved by a majority of the directors on our Board, which majority includes a majority of the directors on our Board that are not affiliates of Deutsche Telekom. In August 2013, the Company (upon the approval of a majority of the directors on our Board, which included a majority of directors not affiliated with Deutsche Telekom) and Deutsche Telekom agreed to waive the approval requirement described above with respect to (i) any controlling stockholder transaction in which the amount involved does not exceed, or is not expected to exceed, $120,000; or (ii) any controlling stockholder transaction in which the amount involved exceeds, or is expected to exceed, $120,000 that has been unanimously approved by the Audit Committee.
∎	Deutsche Telekom and its affiliates are generally prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless they make an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by the majority of the directors, which majority includes a majority of the directors that are not affiliates of Deutsche Telekom, or (ii) accepted or approved by holders of a majority of our common stock held by stockholders other than Deutsche Telekom or its affiliates.
∎	Deutsche Telekom is prohibited from transferring any shares of the Company’s common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of the Company’s common stock unless such transferee offers to acquire all of the then-outstanding shares of the Company’s common stock at the same price and on the same terms and conditions as the proposed transfer.
∎	We have granted Deutsche Telekom certain demand and piggyback registration rights for shares of our common stock and debt securities of the Company and its subsidiaries beneficially owned by Deutsche Telekom and acquired in connection with the Metro Combination or in the future.
∎	Deutsche Telekom’s ability to compete with the Company in the United States, Puerto Rico and the territories and protectorates of the United States is subject to certain restrictions during the period beginning on the date of the closing of the Metro Combination and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of the Company’s common stock. In addition, for the period that commenced at the closing of the Metro Combination and expires on the first anniversary of the termination of the trademark license in accordance with its terms, Deutsche Telekom may not manufacture, market or distribute any products or services under, or use in any way, the trademark “T-Mobile” in connection with certain specified activities, other than by the Company and its affiliates in accordance with the terms of the trademark license. The trademark license is more fully described below.

Trademark License

In connection with the Metro Combination, we and Deutsche Telekom entered into a trademark license, pursuant to which we received (i) a limited, exclusive, non-revocable and royalty-bearing license to certain T-Mobile trademarks (including internet domains) for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, (ii) a limited, non-exclusive, non-revocable and royalty-bearing license to use certain other trademarks for use in connection with telecommunications and broadband products and services in the United States, Puerto Rico and the territories and protectorates of the United States, and (iii) free of charge, the right to use the trademark “T-Mobile” as a name for the Company.

The initial term of the trademark license ended on December 31, 2018, subject to automatic renewal for successive five-year terms unless we provide notice of our intent not to renew the trademark license prior to the expiration of the then-current term. Thereafter, the trademark license automatically renews for subsequent five-year periods unless we provide 12 months’ notice prior to the expiration of the then-current term. We may terminate the trademark license at any time upon 12 months’ prior notice, and Deutsche Telekom can terminate the trademark license if we abandon the trademarks licensed thereunder or if we commit a material breach.

We and Deutsche Telekom are obligated to negotiate a new trademark license when (i) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the Company or (ii) any third-party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the Company, or otherwise has the power to direct or cause the direction of the management and policies of the Company. If we and Deutsche Telekom fail to agree on a new trademark license, either we or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination. We have the right to continue to sell products under the licensed trademarks for a period of 12 months after termination or expiration of the trademark license. Additionally, we have the right to continue to use advertising materials bearing the licensed trademarks for a period of up to six months after termination or expiration of the trademark license.

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We are obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% (the “royalty rate”) of the net revenue (as defined in the trademark license) generated by products and services sold by the Company under the licensed trademarks. In 2018, we paid Deutsche Telekom royalties totaling approximately $83.5 million under the terms of the trademark license. On the fifth anniversary of the trademark license, the Company and Deutsche Telekom have agreed to adjust the royalty rate to the royalty rate found under similar licenses for trademarks in the field of wireless telecommunication, broadband and information products and services in the territory through a binding benchmarking process. The royalty rate adjustment mechanism has been postponed until the conclusion of the Sprint Combination. The current royalty rate will remain effective until that time. The royalty rate under the license agreement will be adjusted retroactively if the Sprint Business Combination Agreement is terminated.

The trademark license contains certain quality control requirements, branding guidelines and approval processes that the Company is obligated to maintain.

Deutsche Telekom is obligated to indemnify us against trademark infringement claims with respect to certain licensed T-Mobile marks and has the right (but not the obligation) to indemnify us against trademark infringement claims with respect to certain other licensed trademarks. If Deutsche Telekom chooses not to defend us against trademark infringement claims with respect to certain other licensed trademarks, we have the right to defend ourselves against such claims. We are obligated to indemnify Deutsche Telekom against third-party claims due to the Company’s advertising or anti-competitive use by the Company of the licensed trademarks. Except for indemnification obligations and intentional misconduct, the liability of the Company and Deutsche Telekom is limited to €1 million per calendar year.

Financing Arrangements

Senior Unsecured Notes

Deutsche Telekom currently holds the T-Mobile USA senior notes described in the table below, which were issued from 2013 through 2018. The notes are T-Mobile USA’s unsecured obligations and are guaranteed on an unsecured basis by the Company and by all of T-Mobile USA’s wholly owned domestic restricted subsidiaries (other than certain designated special purpose entities, a certain reinsurance subsidiary and immaterial subsidiaries), all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of the Company that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of these notes at any time on or after the dates set forth in the table below under “Optional redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price, plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to the dates set forth in the table below under “Optional redemption with equity proceeds,” T-Mobile USA may redeem up to the percentage of the aggregate principal amount set forth in such column, at the redemption prices set forth in the governing indenture, with the net cash proceeds of certain sales of equity securities, including the sale of the Company’s common stock.

Series	Largest principal amount outstanding during 2018	Principal amount as of March 31, 2019	Interest payment dates	Maturity	Optional redemption	Optional redemption with equity proceeds	Principal paid in 2018	Interest paid in 2018	Other amounts paid or (received) in 2018 (1)
5.300% Senior Notes due 2021	$2,000,000,000	$2,000,000,000	March 15 and September 15	March 15, 2021	March 15, 2018	Prior to March 15, 2018, up to 35%	$0	$106,000,000	$0
4.000% Senior Notes due 2022-1	$1,000,000,000	$1,000,000,000	April 15 and October 15	April 15, 2022	March 16, 2022	Not applicable	$0	$40,000,000	$0
9.332% Senior Reset Notes due 2023(2)	$600,000,000	$600,000,000	April 28 and October 28	April 28, 2023	April 28, 2019	Prior to April 28, 2016, up to 35%	$0	$55,992,000	$0
6.000% Senior Notes due 2024	$2,000,000,000	$2,000,000,000	April 15 and October 15	April 15, 2024	April 15, 2019	Prior to April 15, 2019, up to 35%	$0	$120,000,000	$0
5.125% Senior Notes due 2025-1	$1,250,000,000	$1,250,000,000	April 15 and October 15	April 15, 2025(3)	April 15, 2020	Prior to April 15, 2020, up to 40%	$0	$64,062,500	$0
4.500% Senior Notes due 2026-1	$1,000,000,000	$1,000,000,000	February 1 and August 1	February 1, 2026	February 1, 2021	Prior to February 1, 2021, up to 40%	$0	$23,250,000	$(11,875,000)
5.375% Senior Notes due 2027-1	$1,250,000,000	$1,250,000,000	April 15 and October 15	April 15, 2027(3)	April 15, 2022	Prior to April 15, 2020, up to 40%	$0	$67,187,500	$0
4.750% Senior Notes due 2028-1	$1,500,000,000	$1,500,000,000	February 1 and August 1	February 1, 2028	February 1, 2023	Prior to February 1, 2021, up to 40%	$0	$36,812,500	$(18,802,083)
8.097% Senior Reset Notes due 2021	$1,250,000,000	$0	April 28 and October 28	April 28, 2021	April 28, 2018	Prior to April 28, 2016, up to 35%	$1,250,000,000	$50,606,250	$50,606,250
8.195% Senior Reset Notes due 2022	$1,250,000,000	$0	April 28 and October 28	April 28, 2022	April 28, 2018	Prior to April 28, 2016, up to 35%	$1,250,000,000	$51,218,750	$51,218,750

(1)

Other amounts consist of redemption premium paid of $50,606,250 with respect to the 8.097% Senior Reset Notes due 2021 and $51,218,750 with respect to the 8.195% Senior Reset Notes due 2022 as well as interest received of $11,875,000 with respect to 4.500% Senior Notes due 2026-1 and $18,802,083 with respect to 4.750% Senior Notes due 2028-1.

(2)	The 9.332% Senior Reset Notes have been called for redemption effective April 28, 2019.
(3)

Effective immediately prior to the consummation of the Sprint Combination, the maturity date applicable to the 5.125% Senior Notes due 2025-1 will be amended to April 15, 2021, and the maturity date applicable to the 5.375% Senior Notes due 2027-1 will be amended to April 15, 2022. See “Transactions with Related Persons and Approval — Transactions with Deutsche Telekom — Financing Matters Agreement” for more information.

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Each series of T-Mobile USA senior notes held by Deutsche Telekom was issued pursuant to an indenture (the “Indenture”), dated as of April 28, 2013, among T-Mobile USA, the Company, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Indenture, as amended and supplemented with respect to the notes, contains covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Indenture, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions, including certain customary baskets, exceptions and incurrence-based ratio tests.

T-Mobile USA’s 4.000% Senior Notes due 2022-1, 6.000% Senior Notes due 2024, 5.125% Senior Notes due 2025-1, 4.500% Senior Notes due 2026-1, 5.375% Senior Notes due 2027-1 and 4.750% Senior Notes due 2028-1 held by Deutsche Telekom (collectively, the “Specified DT Notes”) have substantially the same terms and conditions as T-Mobile USA’s 4.000% Senior Notes due 2022, 6.000% Senior Notes due 2024, 5.125% Senior Notes due 2025, 4.500% Senior Notes due 2026, 5.375% Senior Notes due 2027 and 4.750% Senior Notes due 2028 issued in public offerings (collectively, the “Specified Public Notes”), as applicable, other than issue date, registration rights and CUSIP. If T-Mobile USA exercises its rights in respect of Specified Public Notes, T-Mobile USA has agreed to exercise the same rights under the corresponding Specified DT Notes on an equal and ratable basis.

On January 22, 2018, T-Mobile USA, the Company, and the other guarantors party thereto entered into a purchase agreement with Deutsche Telekom (the “Purchase Agreement”), pursuant to which T-Mobile USA agreed to issue and sell to Deutsche Telekom, and Deutsche Telekom agreed to purchase, $1.0 billion in aggregate principal amount of 4.500% Senior Notes due 2026-1 and $1.5 billion in aggregate principal amount of 4.750% Senior Notes due 2028-1 (collectively, the “2018 DT Notes”) directly from T-Mobile USA. T-Mobile USA was not required to pay any upfront fees, underwriting fees, new issuance concession or other consideration to Deutsche Telekom in connection with the issuance and sale of the 2018 DT Notes.

On April 30, 2018, pursuant to the terms of the Purchase Agreement, T-Mobile USA issued to Deutsche Telekom the 2018 DT Notes and, contemporaneously with the issuance, redeemed through net settlement all of the $1.25 billion in aggregate principal amount of 8.097% Senior Reset Notes due 2021 and all of the $1.25 billion in aggregate principal amount of 8.195% Senior Reset Notes due 2022. In connection with the exchange, T-Mobile USA paid Deutsche Telekom in cash the premium portion of the redemption price set forth in the indenture governing the reset notes, plus accrued but unpaid interest on such reset notes to, but not including, the exchange date.

On March 28, 2019, T-Mobile USA issued a notice of redemption, pursuant to which the $600 million aggregate principal amount of outstanding 9.332% Senior Reset Notes due 2023 has been called for redemption effective April 28, 2019.

Revolving Credit Facilities

On December 29, 2016, T-Mobile USA, the Company and the other guarantors party thereto entered into (i) a $1.0 billion senior unsecured revolving credit agreement with Deutsche Telekom, as administrative agent and lender (the “unsecured revolving credit facility”), and (ii) a $1.5 billion senior secured revolving credit agreement with Deutsche Telekom, as administrative agent, collateral agent and lender (the “secured revolving credit facility” and, together with the unsecured revolving credit facility, the “revolving credit facilities”).

Interest on outstanding borrowings and commitment fees under the revolving credit facilities are based on the Company’s leverage profile, which is determined on a quarterly basis in accordance with a debt to cash flow ratio.

The revolving credit facilities do not contain financial maintenance covenants and only contain certain limited covenants on the Company’s and T-Mobile USA’s (and certain of their subsidiaries’) ability to incur liens, sell assets and extend loans and/or guaranties. The revolving credit facilities also contain customary events of default.

If Deutsche Telekom ceases to own and control more than 50% of the voting stock of the Company, T-Mobile USA may draw any remaining capacity under the revolving credit facilities and (i) in the case of the secured revolving credit facility, at T-Mobile’s option, convert the outstanding loans to secured term debt and/or issue senior unsecured notes to Deutsche Telekom in satisfaction of outstanding loans under the secured revolving credit facility, in either case, with a tenor equal to the remaining tenor under the secured revolving credit facility, in an aggregate amount not to exceed the loans then outstanding under the secured revolving credit facility, and (ii) in the case of the unsecured revolving credit facility, issue senior unsecured notes to Deutsche Telekom in satisfaction of the outstanding loans under the unsecured revolving credit facility, with a tenor equal to the remaining tenor under the unsecured revolving credit facility in an aggregate amount not to exceed the loans then outstanding under the unsecured revolving credit facility.

The revolving credit facilities are guaranteed by the same entities that guarantee T-Mobile USA’s senior notes. The obligations of T-Mobile USA and the guarantors under the secured revolving credit facility are secured by a first priority lien on substantially all of T-Mobile USA’s and such guarantors’ assets, subject to certain exceptions. In addition, T-Mobile USA’s obligations under the secured revolving credit facility are subject to a first priority pledge of the equity interests of T-Mobile USA and substantially all of its direct and indirect subsidiaries, subject to certain exceptions.

On March 29, 2018, terms of the revolving credit facilities were amended to, among other things, (i) amend the range of applicable margin payable under the secured revolving credit facility from 1.00%–1.75% to 1.05%–1.80%, (ii) amend the range of the applicable margin payable under the unsecured revolving credit facility from 2.00%–3.25% to 2.05%–3.05%, (iii) amend the undrawn commitment fee applicable to the secured revolving credit facility from 0.25% to a range of 0.25%–0.45%, (iv) amend the range of the undrawn commitment fee applicable to the unsecured revolving credit facility from a range of 0.25%–0.625% to a range of 0.20%–0.575%, and (v) extend the maturity date of the revolving credit facilities from December 28, 2019 to December 29, 2020. The amendments also modified the revolving credit facilities to update certain covenants and other provisions to make them substantially consistent, subject to certain additional carveouts, with T-Mobile USA’s 4.500% Senior Notes due 2026 and 4.750% Senior Notes due 2028 issued in January 2018.

On November 15, 2018, the termination date of the revolving credit facilities was extended to December 29, 2021.

In 2018, we paid to Deutsche Telekom commitment fees of approximately $2.7 million and approximately $13.6 million in interest on borrowings

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under the secured revolving credit facility and commitment fees of approximately $4.7 million and approximately $1.3 million in interest on borrowings under the unsecured revolving credit facility.

As of March 31, 2019, there was no amounts outstanding under the secured revolving credit facility or the unsecured revolving credit facility.

Secured Term Loans

On January 25, 2017, T-Mobile USA entered into a Second Incremental Facility Amendment among T-Mobile USA, as borrower, the Company, the other guarantors party thereto, Deutsche Bank AG New York Branch (“DB”), as administrative agent, and Deutsche Telekom, as lender, which amended the existing Term Loan Credit Agreement, dated November 9, 2015, between T-Mobile USA and DB, as administrative agent, as amended by that certain First Incremental Facility Amendment dated as of December 29, 2016, among the Company, T-Mobile USA, DB and Deutsche Telekom, as lender. Pursuant to the Second Incremental Facility Amendment, Deutsche Telekom agreed (i) to increase its incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660.0 million to $2.0 billion and (ii) to provide to T-Mobile USA an additional $2.0 billion incremental term loan commitment (collectively, the “secured term loan facility”).

The loans under the secured term loan facility were drawn in two tranches of $2.0 billion each on January 31, 2017, one of which matures on November 9, 2022, and one of which matures on January 31, 2024. The rates of interest on amounts borrowed under the secured term loan facility are based on, at the Company’s option, either LIBOR (subject to a 0% LIBOR floor) or an alternate base rate, plus a margin. The alternate base rate is the highest of (i) the prime rate of the administrative agent, (ii) the federal funds effective rate plus 0.50% and (iii) one-month adjusted LIBOR plus 1.00%. The loans under the secured term loan facility may be prepaid and terminated by T-Mobile USA at any time on any interest payment date without penalty or premium.

The secured term loan facilities have the benefit of guarantees from the same entities that are guarantors under T-Mobile USA’s senior notes. The obligations of T-Mobile USA and the guarantors under the secured term loan facility are secured by a first priority lien on substantially all of T-Mobile USA’s and such guarantors’ assets, subject to certain exceptions. In addition, T-Mobile USA’s obligations under the secured term loan facility are subject to a first priority pledge of the equity interests of T-Mobile USA and substantially all of its direct and indirect subsidiaries, subject to certain exceptions. The secured term loan facilities include customary events of default.

On March 29, 2018, the terms of the secured term loan facility were amended to, among other things, (i) reduce the applicable margin payable on LIBOR indexed loans from 2.00% to 1.50% under the $2.0 billion incremental secured term loan maturing on November 9, 2022 and (ii) reduce the applicable margin payable on LIBOR indexed loans from 2.00% to 1.75% under the $2.0 billion incremental secured term loan maturing on January 31, 2024. The amendments also modified the secured term loan facility to (a) include a soft-call prepayment premium of 1.00% of the outstanding principal amount of the loans under the secured term loan facility payable to Deutsche Telekom upon certain refinancings of such loans by T-Mobile USA with lower priced debt prior to a date that is six months after March 29, 2018 and (b) update certain covenants and other provisions to make them substantially consistent, subject to certain additional carveouts, with T-Mobile USA’s 4.500% Senior Notes due 2026 and 4.750% Senior Notes due 2028 issued in January 2018.

In 2018, we paid to Deutsche Telekom approximately $148.8 million in interest under the secured term loan facility.

Financing Matters Agreement

In connection with the Sprint Business Combination Agreement, Deutsche Telekom and T-Mobile USA entered into a Financing Matters Agreement, dated as of April 29, 2018 (the “Financing Matters Agreement”). Pursuant to the Financing Matters Agreement, Deutsche Telekom, among other things, consented to the incurrence by T-Mobile USA of secured debt in connection with and after the consummation of the Sprint Combination, and agreed to refrain from selling T-Mobile USA’s 5.125% Senior Notes due 2025-1 or 5.375% Senior Notes due 2027-1 until the earlier of April 15, 2020 or the termination of the Sprint Business Combination Agreement. In addition, Deutsche Telekom consented to amendments to T-Mobile USA’s outstanding notes held by Deutsche Telekom, effective immediately prior to the consummation of the Sprint Combination (i) increasing the amount of indebtedness permitted to be secured under the covenants applicable to the 9.332% Senior Reset Notes due 2023, (ii) permitting certain entities related to Sprint’s existing spectrum securitization notes program to be non-guarantor restricted subsidiaries, subject to certain conditions, (iii) amending the maturity date applicable to the 5.125% Senior Notes due 2025-1 from April 15, 2025 to April 15, 2021, (iv) amending the maturity date applicable to the 5.375% Senior Notes due 2027-1 from April 15, 2027 to April 15, 2022, and (v) providing that T-Mobile USA shall be required to redeem 100% of the then-outstanding 5.125% Senior Notes due 2025-1 at par plus accrued and unpaid interest on any date that T-Mobile USA redeems or prepays any other notes or debt securities (other than T-Mobile USA notes held by Deutsche Telekom and outstanding as of April 29, 2018). Further, T-Mobile USA agreed, among other things, upon closing of the Sprint Combination, to repay and terminate the secured term loan facility and the revolving credit facilities, as well as to purchase its outstanding 5.300% Senior Notes due 2021 and 6.000% Senior Notes due 2024.

In connection with receiving the consents, we paid to Deutsche Telekom $7 million during 2018. If the Sprint Business Combination is consummated, we will make additional payments for consents to Deutsche Telekom of $20 million.

Other Agreements

The related person transactions described below consist of ongoing arrangements under which the execution of transactions or the provision of services, and the payments related thereto, may vary from period to period or may only occur from time to time, depending on the circumstances of the parties involved and the terms of the applicable arrangements.

Management Agreement Between T-Systems and T-Mobile USA

The Management Agreement covers certain international multinational corporation (“MNC”) services that T-Systems International GmbH (“T-Systems”), a wholly owned subsidiary of Deutsche Telekom, provides to T-Mobile USA in the MNC segment. These services include sales, business development and account management services, marketing and bid management services, business strategy and information technology services, and business solicitation services aimed toward multinational enterprises. The Management Agreement was initially entered into between the Company and Deutsche Telekom. In July 2016, Deutsche Telekom transferred its rights and obligations under the Management Agreement, as amended, to T-Systems. The Management Agreement may be terminated by either party on 12 months’ notice. During 2018, T-Mobile USA incurred $109,000 in expenses for T-Systems’ services under the Management Agreement.

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Discount Agreements on Inter-Operator Tariffs

T-Mobile USA has entered into Discount Agreements on Inter-Operator Tariffs with certain Deutsche Telekom affiliates. The Discount Agreements establish a reciprocal discount scheme for roaming charges based on inter-operator tariffs to be paid by the Home Public Mobile Network operator to the Visited Public Mobile Network operator according to their respective international roaming agreements. The Discount Agreements had an initial term ending on December 31, 2016 with yearly renewal terms thereafter. During 2018, T-Mobile USA received approximately $1.5 million in net revenue and incurred approximately $5.2 million in net expenses for Deutsche Telekom’s and its affiliates’ services under the Discount Agreements.

Agreement on Commercial Roaming Broker Services Between Deutsche Telekom and T-Mobile USA

Under this agreement, Deutsche Telekom negotiates, for the benefit of certain of its wireless affiliates, including T-Mobile USA (“NatCos”), the terms of group roaming discount agreements with third-party network/service operators, or roaming partners. This agreement has an indefinite term, but by September 30 of each year, T-Mobile USA has the right to elect to participate or decline to participate under the broker arrangement for the following calendar year, and the parties negotiate the scope of roaming partners with which Deutsche Telekom is entitled to negotiate for T-Mobile USA’s benefit. If T-Mobile USA agrees to be a participating NatCo in a given calendar year, T-Mobile USA will receive and/or provide roaming services according to the terms of the group roaming discount agreements during such calendar year, and at the end of a specified settlement period, Deutsche Telekom will receive from, or make payments to, the roaming partners for T-Mobile USA and the other participating NatCos, pursuant to the payment terms of the roaming agreements. Intercompany payments are made between Deutsche Telekom and T-Mobile USA to settle any amounts due to, or owed by, T-Mobile for roaming services under the roaming agreements.

Deutsche Telekom may realize volume discounts for roaming services based on the NatCos’ participation in the group roaming discount agreements. Deutsche Telekom also allocates its commercial roaming costs, which consist of certain strategic and financial planning costs associated with roaming transactions, to the NatCos, including T-Mobile USA. During 2018, T-Mobile USA experienced an approximately $4.9 million increase in roaming revenues (primarily as a result of minimum revenue commitment payments to T-Mobile USA from certain partners) and experienced an approximately $4.1 million increase in roaming expenses (primarily as a result of minimum revenue commitment payments from T-Mobile USA to certain partners) for roaming usage provided to, or delivered by, third-party operators under this agreement. In November 2018, T-Mobile USA elected to participate in the roaming broker arrangement for calendar year 2019.

Telecom Master Services Agreement Between Deutsche Telekom North America and T-Mobile USA

Pursuant to the Master Services Agreement, Deutsche Telekom North America, a wholly owned subsidiary of Deutsche Telekom, provides international long-distance and IP transit (internet connectivity) services to T-Mobile USA. The Master Services Agreement will remain in effect for so long as there remain statements of work pending. In December 2017 and

February 2018, the Company entered into amendments to the Master

Services Agreement to enable new services over other carrier networks. During 2018, T-Mobile USA incurred approximately $36.3 million in expenses for Deutsche Telekom North America’s services under the Master Services Agreement.

Services Agreement Between T-Systems North America and T-Mobile USA

T-Mobile USA and T-Systems North America, Inc., a wholly owned subsidiary of Deutsche Telekom (“T-Systems North America”), entered into a Services Agreement on January 4, 2008, which governs the terms of certain IT support services provided by T-Systems North America to T-Mobile USA. The agreement expired on January 31, 2017 and the parties entered into a Statement of Work, pursuant to which T-Systems North America would provide termination assistance to transition IT support services to a new vendor. During 2018, T-Mobile USA incurred approximately $205,000 in aggregate expenses for T-Systems North America’s services under the Statement of Work. We do not expect to incur any further expenses under this arrangement.

Insurance Brokerage Services Provided by DeTeAssekuranz-Deutsche Telekom Assekuranz-Vermittlungsgesellschaft mbH (DeTeAssekuranz)

DeTeAssekuranz, a wholly owned subsidiary of Deutsche Telekom, provides certain insurance brokerage services for T-Mobile USA. During 2018, T-Mobile USA incurred approximately $3.3 million in expenses for DeTeAssekuranz’s services under this arrangement.

Services Agreement Between Deutsche Telekom and T-Mobile

In February 2015, T-Mobile entered into a Services Agreement effective as of January 1, 2014 with Deutsche Telekom pertaining to the provision by T-Mobile of certain financial, tax and accounting-related services to Deutsche Telekom and the payment by Deutsche Telekom for such services. The services relate to certain operating and financial data and other information that Deutsche Telekom may request from T-Mobile. In December 2016, the parties entered into an Amendment updating the fees and services schedule. The parties intend to enter into another Amendment extending the terms of the agreement. Pursuant to the Services Agreement, as amended, T-Mobile has billed Deutsche Telekom $10.0 million for such services in 2018.

Connected Solutions Agreement Between Mojio and T-Mobile

In November 2016, T-Mobile entered into a Connected Car Agreement effective as of November 18, 2016 with Mojio, Inc. (“Mojio”), a company in which an affiliate of Deutsche Telekom at the time owned an approximately 14% equity interest. In December 2018, the agreement was further amended. The amended agreement enables Mojio to provide cloud platform and software support to the Company for multiple connected product lines, including the connected car devices purchased by the Company. During 2018, the Company incurred approximately $6.6 million in expenses under the arrangement. In addition, in connection with the amended agreement, the Company invested an aggregate total of approximately $5.0 million in Mojio’s Class B preferred share financing.

T-Mobile 2019 Proxy Statement	53

Proposal 3 - Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control

AmalgaTrust, a division of Amalgamated Bank of Chicago, on behalf of the AFL-CIO Reserve Fund, 815 16th St., N.W., Washington, D.C. 20006, a beneficial owner of 200 shares of the Company’s common stock, has advised us that it intends to submit the following proposal at the Annual Meeting.

Our Board of Directors recommends a vote AGAINST the proposal for limitations on accelerated vesting of equity awards in the event of a change of control

Required Vote

Approval of the stockholder proposal for limitations on accelerated vesting of equity awards in the event of a change of control requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal.

Proposal

RESOLVED: Shareholders urge the Board of Directors of T-Mobile US Inc. (the “Company”) to adopt a policy that in the event of a change in control of the Company, as defined under any applicable employment agreement, equity incentive plan or other plan, there shall be no acceleration of vesting of any equity award granted to any senior executive. However, under this policy the Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Compensation Committee may determine. The policy should be implemented so as not to violate any contractual obligations in existence on the date adopted.

Supporting Statement

The Company allows senior executives to receive accelerated equity awards under certain conditions after a change in control of the Company. These accelerated equity awards can significantly increase the total value of senior executives’ “golden parachutes” after a change in control. We do not question that a reasonable amount of severance payments may be appropriate for senior executives and other employees.

We are concerned, however, that current practices at our Company may permit windfall awards to senior executives. As of December 31, 2017, our Company’s CEO John Legere had just under $53 million in unvested time-based and performance-based restricted stock units subject to acceleration following a change in control. This amount of accelerated equity is in addition to a lump sum of $10 million in cash severance and $5.7 million in short term cash incentives that Legere would have been entitled to receive if his employment was terminated after a change on control.

We note that many companies use a “double trigger” system to determine eligibility for accelerated vesting of equity awards – there must be a change in control, and the executive must be involuntarily terminated. While we support the use of double triggers, we are not convinced that executives deserve to receive all unvested awards after a termination event. We do believe, however, that an affected executive should be eligible to receive vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other leading companies, including Apple Inc., Chevron Corporation, Exxon Mobil Corporation, International Business Machines Corporation, Intel Corporation, Microsoft Corporation and Occidental Petroleum Corporation impose limitations on accelerated vesting of equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

The Board’s Response to Proposal 3

The proponents have submitted substantially the same proposal in previous years. Having again carefully considered the matter, for similar reasons as with the prior proposals, the Board believes that adoption of this proposal is not in the best interests of the Company and its stockholders.

In connection with a change in control, none of the Company’s outstanding equity awards provides for automatic accelerated vesting unless an acquirer or successor does not assume or replace such awards. Instead, in connection with a change in control, equity awards granted to our executives are subject to “double-trigger” accelerated vesting, meaning that equity awards accelerate only upon a qualifying termination of employment, either for good reason (such as material diminution of duties, material reduction of compensation or other specified events), without cause or, in limited cases, due to expiration of the applicable executive’s employment term. Providing for “double-trigger” accelerated vesting of equity awards upon a qualifying termination of employment in connection with a change in control effectively aligns the interests of our executive officers with those of our stockholders by encouraging our executive officers to continue in employment with the Company through the consummation of a change in control.

Even in the proposed Sprint Combination, which is not a change in control of the Company, the Company’s outstanding equity awards do not provide for automatic accelerated vesting. Instead, each Severance Letter Agreement entered into in connection with the Business Combination Agreement provides for accelerated vesting only upon a qualifying termination of employment in connection with the closing or abandonment of the Sprint Combination, either for good reason, without cause or, in limited cases, due to expiration of the applicable executive’s employment term.

Notwithstanding the assertions in the proposal, eliminating the executives’ “double-trigger” arrangements upon adoption of the proposal would place the Company outside the practice of its peers and lead to a competitive disadvantage when competing for executive talent. We also do not believe that adoption of this proposal is appropriate given our existing compensation practices and programs, which have received strong support from stockholders as demonstrated by the fact that our most recent say-on-pay proposal was approved by 99.5% of the votes cast on the proposal.

54	T-Mobile 2019 Proxy Statement

PROPOSAL 3 - STOCKHOLDER PROPOSAL FOR LIMITATIONS ON ACCELERATED VESTING OF EQUITY AWARDS IN THE EVENT OF A CHANGE OF CONTROL

We provide our executives with benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary, customary and in the best interests of the Company and its stockholders. As noted above, providing for “double-trigger” accelerated vesting of equity awards upon a qualifying termination of employment in connection with a change in control aligns the interests of the Company’s executives with those of its stockholders by encouraging continued stability of our executive team through a change in control. No windfall is created because an executive will not receive accelerated vesting based solely on a change in control, nor would an executive be entitled to receive accelerated vesting solely upon a termination of employment unless the executive terminates for good reason or the Company terminates the executive without cause or, in limited cases, due to expiration of the executive’s employment term.

Allowing for double-trigger accelerated vesting ensures that executives are not penalized with a loss of then-unvested equity awards due to an involuntary termination of employment in connection with the consummation of a transaction that, while outside the control of any individual executive, is in the best interests of stockholders. We believe that accelerated vesting in appropriate circumstances permits management to remain objective and focused on protecting stockholder rights and maximizing stockholder value during a potential change in control event. In addition, the double-trigger provision in our equity awards ensures that executives are not distracted by a potential loss of employment and remain with the Company through the transaction, thereby reducing deal uncertainty.

For the reasons above, the Board recommends a vote AGAINST this proposal.

T-Mobile 2019 Proxy Statement	55

Questions and Answers About the Annual Meeting and Voting

Why did I receive these materials?

As a holder of common stock of T-Mobile US, Inc. at the close of business on April 18, 2019, the record date, you are entitled to vote at the Annual Meeting. We are providing you with these proxy materials in connection with the solicitation of proxies by our Board to be used at the Annual Meeting. These proxy materials were first made available to our stockholders on or about April 26, 2019. This Proxy Statement describes the proposals to be voted on at the Annual Meeting by the holders of record of our common stock on the record date and includes information required to be disclosed to our stockholders.

Who may vote at the Annual Meeting?

If you are a holder of record of our common stock as of the record date (April 18, 2019), you may vote your shares on the matters to be voted on at the Annual Meeting. You will receive only one proxy card for all the shares of common stock you hold in certificate and book-entry form.

If, as of the record date, you hold shares of our common stock in “street name” – that is, through an account with a bank, broker or other institution – you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder.

How do proxies work?

You may vote by authorizing the persons selected by us as your proxy to vote your shares at the Annual Meeting according to your instructions on the matters discussed in this Proxy Statement, and according to their discretion on any other business that may properly come before the Annual Meeting. We have designated two of our executive officers as proxies for the Annual Meeting: John J. Legere, our Chief Executive Officer, and J. Braxton Carter, our Executive Vice President and Chief Financial Officer.

How do I vote?

By Internet. Go to www.proxyvote.com, available 24 hours a day, seven days a week, and follow the on-screen instructions to submit your proxy. You will need to have your proxy card available and use the Company number and account number shown on your proxy card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on June 12, 2019, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

By Mail. You may submit your proxy by mail by returning your executed proxy card. You should sign your proxy card using exactly the same name as appears on the card, date your proxy card and indicate your voting preference on each proposal. You should mail your proxy card in plenty of time to allow delivery prior to the Annual Meeting. Proxy cards received after 8:00 a.m. Pacific Daylight Time on June 13, 2019 may not be considered unless the Annual Meeting is continued, adjourned or postponed and then only if such proxy cards are received before the date and time the continued, adjourned or postponed Annual Meeting is held.

By Phone. You also may submit your proxy by phone from the United States and Canada, using the toll-free number on the proxy card and the procedures and instructions described on the proxy card. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on June 12, 2019, or the date immediately before any date to which the Annual Meeting may be continued, adjourned or postponed.

In Person. You also may vote in person at the Annual Meeting. See “What do I need in order to attend the Annual Meeting?” below.

How are the votes recorded? What is the effect if I do not vote?

∎	If you are a registered holder and we receive a valid proxy card from you by mail or receive your vote by phone or internet, your shares will be voted by the named proxy holders as indicated in your voting preference selection.
∎	If you return your signed and dated proxy card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting, or you if otherwise do not indicate your voting preference via phone or internet on one or more of the proposals to be considered at the Annual Meeting, your shares will be voted on the proposals for which you did not indicate your voting preference in accordance with the recommendations of the Board.
∎	If you hold your shares in street name and want your shares to be voted, you must instruct your broker, bank or other institution how to vote such shares. Absent your specific instructions, NASDAQ rules do not permit brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors and the stockholder proposal (resulting in a “broker non-vote”), but your shares can be voted without your instructions on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm because this is considered a routine matter.
∎	If you indicate that you wish to withhold authority or abstain from voting on a proposal, your shares will not be voted and will have no direct effect on the outcome of that proposal. Your shares, however, will count toward the quorum necessary to hold the Annual Meeting.

56	T-Mobile 2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Proposal		Recommended Vote	Vote Required	Withhold Votes/Abstentions	Broker Non-Votes
1.	Election of Directors	FOR	Plurality	No Effect	No Effect
2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019	FOR	Majority*	No Effect	**
3.	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control	AGAINST	Majority*	No Effect	No Effect

*

Under our bylaws, the ratification of the appointment of our independent registered public accounting firm and approval of the stockholder proposal are decided by the vote of a majority of the votes cast in person or by proxy at the Annual Meeting by the holders of our shares of common stock entitled to vote thereon. Under this voting standard, any matter or proposal for which the vote required is a “majority” will, if presented, be approved if a majority of the votes cast “FOR” such proposal exceed the number of votes cast “AGAINST” such proposal. Neither abstentions nor broker non-votes will count as votes cast “FOR” or “AGAINST” the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal.

**	Broker non-votes are not expected for this proposal.

Can I change my vote or revoke my proxy?

Yes. If you are a holder of record of our common stock, you may revoke your proxy at any time prior to the voting deadlines referred to in “How do I vote?” above by:

∎	delivering to our Corporate Secretary at our principal executive office located at 12920 SE 38th Street, Bellevue, Washington 98006, a written revocation prior to the date and time of the Annual Meeting;
∎	submitting another valid proxy card with a later date by mail;
∎	submitting another, later-dated proxy by phone or internet; or
∎	attending the Annual Meeting in person and giving the Company’s Inspector of Elections notice of your intent to vote your shares in person.

Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in street name, you must contact your broker or other registered holder in order to revoke your previously submitted voting instructions. Such revocation should be made sufficiently in advance of the Annual Meeting to ensure that the revocation of the proxy card submitted by your registered holder is received by our Corporate Secretary prior to the date and time of the Annual Meeting.

What is required for a quorum at the Annual Meeting?

To transact business at the Annual Meeting, a majority of the shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting must be present, in person or by proxy, at the Annual Meeting. If a quorum is not present at the Annual Meeting, no business can be transacted at that time, and the meeting will be continued, adjourned or postponed to a later date. On the record date there were 854,303,011 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A stockholder’s instruction to “withhold authority,” abstentions, and broker non-votes will be counted as present and entitled to vote at the Annual Meeting for purposes of determining a quorum.

What do I need in order to attend the Annual Meeting?

If you are a record holder of shares of our common stock, you must bring the Notice of Internet Availability of Proxy Materials or the admission ticket enclosed with the paper copy of the proxy materials. However, if you hold your shares of common stock in street name, you must ask the broker, bank or other institution (registered holder) that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from the registered holder confirming that you beneficially own or hold shares of our common stock as of the close of business on April 18, 2019. You can obtain an admission ticket by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting.

Every attendee of the Annual Meeting will be required to show a valid, government-issued picture identification that matches his or her Notice of Internet Availability of Proxy Materials, admission ticket, legal proxy and/or confirming documentation to gain admission to the Annual Meeting. Seating is limited and will be available on a first-come, first-served basis.

For safety and security purposes, we do not permit any stockholder to bring cameras, video or audio recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We also ask that all stockholders attending the Annual Meeting turn off all cell phones and other electronic devices during the Annual Meeting. We reserve the right to inspect any bags, purses or briefcases brought into the Annual Meeting.

Who will tabulate and count the votes?

Representatives of Broadridge Financial Solutions will tabulate the votes and act as the Company’s Inspector of Elections.

Where can I find the voting results for each proposal?

We will file a Current Report on Form 8-K within four business days after the Annual Meeting to announce the preliminary results of voting.

Who bears the cost of the proxy solicitation?

We will bear all of the costs of soliciting proxies, including the preparation, assembly, printing and distribution of all proxy materials. We also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our common stock. Our directors, officers and employees also may solicit proxies by mail, personally, by telephone, by email or by other appropriate means. No additional compensation will be paid to directors, officers or other employees for such services.

T-Mobile 2019 Proxy Statement	57

Other Information and Business

COMPANY INFORMATION

Our website contains the Company’s current Corporate Governance Guidelines, committee charters, Code of Business Conduct, Code of Ethics for Senior Financial Officers and SEC filings. You may view or download any of these documents free of charge on the Investor Relations section of our website at http://investor.t-mobile.com by selecting “Governance Documents” under the “Governance” tab. By selecting “SEC Filings” under the “Financials” tab, you will also find a copy of this Proxy Statement, a copy of the 2018 Annual Report to Stockholders, a copy of the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and copies of the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company’s Annual Report on Form 10-K, upon request, free of charge, by sending a request in writing to the Company’s Investor Relations Department at T-Mobile US, Inc., 1 Park Avenue, 14th Floor, New York, NY 10016.

The Company has entered into the Sprint Business Combination Agreement, which provides for the Sprint Combination, in which T-Mobile will combine with Sprint in an all-stock transaction at a fixed exchange ratio of 0.10256 shares of T-Mobile common stock for each share of Sprint common stock, or the equivalent of 9.75 shares of Sprint common stock for each share of T-Mobile common stock. The Sprint Combination has been approved by the boards of directors of T-Mobile and Sprint and the required approvals of the stockholders of each of T-Mobile and Sprint have been obtained (in the case of the Company, pursuant to a written consent of Deutsche Telekom Holding B.V., the holder of a majority of the outstanding shares of T-Mobile common stock, in favor of proposals to approve the issuance of T-Mobile common stock and an amended and restated certificate of incorporation of the Company in connection with the transaction, as further described in the Company’s registration statement on Form S-4 (No. 333-226435)). The completion of the Sprint Combination remains subject to regulatory approvals and certain other customary closing conditions.

DUPLICATE MAILINGS (HOUSEHOLDING)

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we may deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of this Proxy Statement and our 2018 Annual Report to Stockholders, to multiple stockholders who share the same address unless we have received contrary instructions from an affected stockholder.

If you received only one copy of this Proxy Statement and the 2018 Annual Report to Stockholders or Notice of Internet Availability of Proxy Materials and wish to receive a separate copy for each stockholder at your household, or if you wish to participate in householding, please contact

Broadridge Financial Solutions, Inc. by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, NY 11717. We will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of the Proxy Statement and the 2018 Annual Report to Stockholders.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information on householding.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2020 Annual Meeting of Stockholders. To be eligible for inclusion in our 2020 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business on December 27, 2019, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our Proxy Statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Business Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 Annual Meeting of Stockholders that will not be included in our Proxy Statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. In addition, assuming the date of the 2020 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2019 Annual Meeting, you must notify us in writing, and such written notice must be delivered to our secretary no earlier than February 14, 2020, and no later than March 15, 2020.

A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from our Corporate Secretary at 12920 SE 38th Street, Bellevue, Washington 98006. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

58	T-Mobile 2019 Proxy Statement

OTHER INFORMATION AND BUSINESS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of 10% or more of our outstanding common stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a).

OTHER BUSINESS

Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.

As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile 2019 Proxy Statement	59

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

Certain of the financial metrics applicable to the 2018 STIP described under “Executive Compensation – Analysis of Executive Officer Compensation” are non-GAAP financial measures. Below is a description of these non-GAAP financial measures.

“Adjusted EBITDA”: Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$795	$640	$4,536	$2,888
Adjustments:
Interest expense	339	265	253	254	251	196	194	194	1,111	835
Interest expense to affiliates	100	131	167	162	166	128	124	104	560	522
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(5)	(2)	(17)	(19)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	(3)	3	73	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	335	198	(1,375)	1,029

Operating income	1,037	1,416	1,323	1,112	1,282	1,450	1,440	1,137	4,888	5,309
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575	1,634	1,637	1,640	5,984	6,486
Stock-based compensation (1)	67	72	83	85	96	106	102	85	307	389
Cost associated with the Transactions (2)	—	—	—	—	—	41	53	102	—	196
Other, net (3)	—	5	—	29	3	2	7	6	34	18

Adjusted EBITDA (4)	$2,668	$3,012	$2,822	$2,711	$2,956	$3,233	$3,239	$2,970	$11,213	$12,398

(1)

Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions (as defined below) have been included in Cost associated with the Transactions.

(2)	The defined term “Transactions” includes the Sprint Combination and the other transactions contemplated by the Sprint Business Combination Agreement.
(3)

Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

(4)	Adjusted EBITDA for 2018 includes the impact from the new revenue standard of $398 million.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

“Adjusted EBIT”: Adjusted EBITDA minus depreciation and amortization expense.

T-Mobile 2019 Proxy Statement	A-1

APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBIT is reconciled to net income as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	2017	2018
Net income	$698	$581	$550	$2,707	$671	$782	$795	$640	$4,536	$2,888
Adjustments:
Interest expense	339	265	253	254	251	196	194	194	1,111	835
Interest expense to affiliates	100	131	167	162	166	128	124	104	560	522
Interest income	(7)	(6)	(2)	(2)	(6)	(6)	(5)	(2)	(17)	(19)
Other (income) expense, net	(2)	92	(1)	(16)	(10)	64	(3)	3	73	54
Income tax expense (benefit)	(91)	353	356	(1,993)	210	286	335	198	(1,375)	1,029

Operating income	1,037	1,416	1,323	1,112	1,282	1,450	1,440	1,137	4,888	5,309
Stock-based compensation (1)	67	72	83	85	96	106	102	85	307	389
Cost associated with the Transactions	—	—	—	—	—	41	53	102	—	196
Other, net (2)	—	5	—	29	3	2	7	6	34	18

Adjusted EBIT (3)	$1,104	$1,493	$1,406	$1,226	$1,381	$1,599	$1,602	$1,330	$5,229	$5,912

(1)

Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Cost associated with the Transactions.

(2)

Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance and, are therefore excluded in Adjusted EBIT.

(3)	Adjusted EBIT for 2018 includes the impact from the new revenue standard of $398 million.

Adjusted EBIT is a non-GAAP financial measure utilized by T-Mobile’s management to monitor financial performance of T-Mobile’s operations. T-Mobile uses Adjusted EBIT internally as a metric to evaluate and compensate its personnel and management for their performance. Adjusted EBIT has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

“Operating Free Cash Flow”: Operating free cash flow is a non-GAAP financial measure as defined and used under the 2018 STIP. It is generally equal to Adjusted EBITDA (calculated using net income determined in accordance with IFRS, which is different from GAAP net income) further adjusted for the change in working capital assets and liabilities (other than those with Deutsche Telekom and its affiliates) and non-cash items included in Adjusted EBITDA, less cash paid for capital expenditures (other than spectrum licenses) and other non-recurring cash items that are not representative of normal ongoing operations.

A-2	T-Mobile 2019 Proxy Statement

T-MOBILE US, INC. ATTN: BROADY HODDER 12920 SE 38TH STREET BELLEVUE, WA 98006	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E76641-P24097                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

T-MOBILE US, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees:

	01) Srikant M. Datar	07) Raphael Kübler
	02) Srini Gopalan	08) Thorsten Langheim
	03) Lawrence H. Guffey	09) .John J. Legere
	04) Timotheus Höttges	10) G. Michael Sievert
	05) Christian P. Illek	11) Teresa A. Taylor
	06) Bruno Jacobfeuerborn	12) Kelvin R. Westbrook

The Board of Directors recommends you vote FOR proposal 2.							For	Against	Abstain

2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019.						☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 3.							For	Against	Abstain

3.	Stockholder Proposal for Limitations on Accelerated Vesting of Equity Awards in the Event of a Change of Control.						☐	☐	☐

NOTE: Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2019 ANNUAL MEETING ADMISSION TICKET

ANNUAL MEETING OF STOCKHOLDERS OF

T-MOBILE US, INC.

Thursday, June 13, 2019

8:00 A.M., Pacific Daylight Time

Four Seasons Hotel

99 Union Street

Seattle, Washington 98101

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of 2019 Annual Meeting of Stockholders of T-Mobile US, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation.

Upon arrival please present this Admission Ticket, together with a valid government-issued picture identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E76642-P24097

T-MOBILE US, INC.

Annual Meeting of Stockholders

June 13, 2019 8:00 A.M., Pacific Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John J. Legere and J. Braxton Carter, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of T-MOBILE US, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M. PDT on Thursday, June 13, 2019 at the Four Seasons Hotel, 99 Union Street, Seattle, WA 98101.

This proxy, when properly executed, will be voted in the manner directed herein and, in the proxyholders’ discretion, upon any other business that properly comes before the meeting. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors: FOR the election of the nominees to the Board, FOR Proposal 2 and AGAINST Proposal 3.

Continued and to be signed on reverse side